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TABLE OF CONTENTS

Exhibit (a)(1)(A)

       Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
Intralinks Holdings, Inc.
at
$13.00 Per Share, Net in Cash,
by
GL Merger Sub, Inc.
a wholly owned subsidiary of
Synchronoss Technologies, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M.,
EASTERN TIME, ON WEDNESDAY, JANUARY 18, 2017, UNLESS THE OFFER IS EXTENDED OR
EARLIER TERMINATED BY PURCHASER (AS IT MAY BE SO EXTENDED, THE "EXPIRATION TIME").

       GL Merger Sub, Inc., a Delaware corporation ("Purchaser") is offering to purchase all outstanding shares of common stock, par value $0.001 per share (the "Shares", and each, a "Share"), of Intralinks Holdings, Inc., a Delaware corporation ("Intralinks") at a price of $13.00 per Share, net to the seller in cash, without interest and subject to any required withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this "Offer to Purchase") and in the related Letter of Transmittal (together with any amendments or supplements thereto, the "Letter of Transmittal" and, together with this Offer to Purchase, the "Offer"). The Offer is being made for all outstanding Shares, and not for options to purchase Shares or other equity securities of Intralinks. Purchaser is a wholly owned subsidiary of Synchronoss Technologies, Inc., a Delaware corporation ("Synchronoss"). The Offer is being made pursuant to an Agreement and Plan of Merger (as it may be amended or supplemented, the "Merger Agreement"), dated as of December 5, 2016, by and among Intralinks, Purchaser and Synchronoss, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Intralinks, with Intralinks continuing as the surviving corporation and a wholly owned subsidiary of Synchronoss (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the treasury of Intralinks and (ii) Shares that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been properly demanded (and not withdrawn or lost) in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL") in connection with the Merger (for purposes of clause (ii), "Dissenting Shares")) will be converted into the right to receive an amount in cash equal to the Offer Price of $13.00, without interest and subject to any required withholding taxes (the "Per Share Merger Consideration").

       The Board of Directors of Intralinks (the "Intralinks Board") unanimously (i) approved and declared advisable the Merger Agreement, the Tender Agreements (as defined below), the Offer, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the "Transactions"), (ii) declared that is in the best interests of Intralinks and the stockholders of Intralinks that Intralinks enter into the Merger Agreement and consummate the Transactions and that the stockholders of Intralinks tender their Shares to Purchaser pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement, (iii) declared that the terms of the Offer and the Merger are fair to Intralinks and the stockholders of Intralinks (other than

Synchronoss and its subsidiaries) and (iv) resolved to recommend that the stockholders of Intralinks accept the Offer and tender their Shares to Purchaser pursuant to the Offer. As promptly as practicable following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Synchronoss, Purchaser and Intralinks will cause the Merger to become effective without a meeting of Intralinks' stockholders to adopt the Merger Agreement, in accordance with Section 251(h) of the DGCL.

THE INTRALINKS BOARD RECOMMENDS THAT INTRALINKS STOCKHOLDERS ACCEPT THE
OFFER AND TENDER THEIR SHARES IN THE OFFER.

       There is no financing condition to the Offer. The Offer is, however, subject to the satisfaction of the Minimum Tender Condition (as defined herein) and the other conditions described in Section 15—"Conditions of the Offer." A summary of the principal terms of the Offer appears on pages 1 through 10 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.

December 19, 2016

 IMPORTANT

       Any stockholder of Intralinks wishing to tender Shares pursuant to the Offer must (i) complete and sign the Letter of Transmittal that accompanies this Offer to Purchase in accordance with the instructions therein and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein) together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender such Shares.

       Any stockholder of Intralinks who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Time (as defined herein) or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

       Questions and requests for assistance may be directed to the Information Agent (as defined herein) at the address and telephone number set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may also be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

       The Letter of Transmittal, the certificates for Shares and any other required documents must reach the Depositary prior to the Expiration Time, unless the guaranteed delivery procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" are followed.

       This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission (the "SEC") or any state securities regulator, nor has the SEC or any state securities regulator passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

       THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Shareholders, Banks and Brokers
Call Toll-Free: (888) 566-3252

December 19, 2016

 SUMMARY TERM SHEET

       GL Merger Sub, Inc., a wholly owned subsidiary of Synchronoss Technologies, Inc., is offering to purchase all outstanding Shares at a price of $13.00 per Share, net to the seller in cash, without interest and subject to any required withholding taxes, on the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal. The following are some questions you, as a stockholder of Intralinks, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the accompanying Letter of Transmittal. To better understand our Offer to you and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the accompanying Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to "we," "our," or "us" refer to GL Merger Sub, Inc.

Who is offering to buy my Shares?

       We are GL Merger Sub, Inc., a Delaware corporation recently formed for the purpose of making this Offer. We are a wholly owned subsidiary of Synchronoss. We were organized in connection with the Offer and have not carried on any activities other than entering into the Merger Agreement and activities in connection with the Offer. Upon the terms and subject to the conditions in this Offer to Purchase and the accompanying Letter of Transmittal, all validly tendered Shares will be purchased by us. See Section 9—"Certain Information Concerning Synchronoss and Purchaser."

       Synchronoss is the leading innovator of cloud solutions, secure enterprise productivity and software-based activation for companies across the globe. Synchronoss' proven, scalable and patented technology solutions allow customers to connect, synchronize and activate connected devices and services that empower enterprises and consumers to live in a connected world. See Section 9—"Certain Information Concerning Synchronoss and Purchaser."

       Synchronoss has agreed pursuant to the Merger Agreement to cause Purchaser to, upon the terms and subject to the conditions in this Offer to Purchase and the accompanying Letter of Transmittal, accept and pay for Shares validly tendered and not withdrawn in the Offer.

How many Intralinks Shares are you offering to purchase?

       We are seeking to purchase all of the outstanding Shares. See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer."

How much are you offering to pay for my Shares and what is the form of payment?

       We are offering to pay $13.00 per Share net to you, in cash, without interest and subject to any required withholding taxes, upon the terms and subject to the conditions contained in the Offer to Purchase and the accompanying Letter of Transmittal.

Will I have to pay any fees or commissions if I tender my Shares pursuant to the Offer?

       If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Why are you making the Offer?

       We are making the Offer because Synchronoss wants to acquire control of, and ultimately following the Merger, the entire equity interest in, Intralinks. See Sections 1—"Terms of the Offer" and 13—"Purpose of the Offer; No Stockholder Approval; Plans for Intralinks."

Is there an agreement governing the Offer?

       Yes. Intralinks, Synchronoss and Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 12—"The Transaction Agreements—The Merger Agreement."

Has the Intralinks Board approved the Offer?

       Yes. After careful consideration, the Intralinks Board unanimously (i) approved and declared advisable the Transactions, (ii) declared that is in the best interests of Intralinks and the stockholders of Intralinks that Intralinks enter into the Merger Agreement and consummate the Transactions and that the stockholders of Intralinks tender their Shares to Purchaser pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement, (iii) declared that the terms of the Offer and the Merger are fair to Intralinks and the stockholders of Intralinks (other than Synchronoss and its subsidiaries) and (iv) resolved to recommend that the stockholders of Intralinks accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

       Accordingly, the Intralinks Board unanimously recommends that you accept the Offer and tender your Shares to Purchaser in the Offer. Intralinks' full statement on the Offer is set forth in its Schedule 14D-9, which will be filed with the SEC in connection with the Offer and will be mailed to Intralinks stockholders with this Offer to Purchase and the Letter of Transmittal. See the "Introduction" to this Offer to Purchase.

Have any Intralinks stockholders agreed to tender their Shares in the Offer?

       Yes. Concurrently with entering into the Merger Agreement, Synchronoss and Purchaser entered into separate tender and support agreements (the "Tender Agreements") with certain entities affiliated with TA Associates, L.P., certain entities affiliated with Rho Capital Partners, Inc. and Ronald W. Hovsepian, Chief Executive Officer of Intralinks, together representing, as of December 5, 2016, approximately 28.4% of the outstanding Shares. Under the Tender Agreements, the stockholders each agreed to tender all of their respective Shares in the Offer. The Tender Agreements terminate in the event that the Merger Agreement is terminated and other specified circumstances, including a change in the Intralinks Board recommendation. See Section 12—"The Transaction Agreements—The Merger Agreement."

What are the most significant conditions to the Offer?

       The Offer is conditioned upon, among other things:

  •
  satisfaction of the Minimum Tender Condition (as described below);

  •
  that as of immediately prior to the expiration of the Offer, appraisal rights shall not have been demanded or exercised pursuant to, and in accordance with, the DGCL in respect of more than 28.4% of the Shares outstanding as of immediately prior to the expiration of the Offer (the "Appraisal Condition");

  •
  the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act");

  •
  since the date of execution of the Merger Agreement there shall not have occurred and be continuing a Company Material Adverse Effect; and

  •
  certain other customary conditions.

       The term "Minimum Tender Condition" is defined in Section 15—"Conditions of the Offer" and generally requires that at the Expiration Time, there shall have been validly tendered and not validly withdrawn prior to the Expiration Time a number of Shares (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been "received", as defined by Section 251(h)(6) of the DGCL) that, when added to the Shares then owned by Synchronoss or Purchaser (if any), would represent one share more than 50% of the sum of (A) all Shares outstanding at the Expiration Time and (B) the aggregate number of Shares that Intralinks may be required to issue upon conversion, settlement or exercise of all then outstanding options to purchase Shares ("Intralinks Options") for which Intralinks has received notices of exercise prior to the expiration of the Offer (and as to which Shares have not yet been issued to such exercising holders).

       For more information about appraisal rights pertaining to the Appraisal Condition, see Section 16—"Certain Legal Matters; Regulatory Approvals—Appraisal Rights."

       The requirements under the HSR Act are discussed in more detail in Section 16—"Certain Legal Matters; Regulatory Approvals—Compliance with the HSR Act."

       The term "Company Material Adverse Effect" is defined in Section 12—"The Transaction Agreements."

       The Offer is also subject to a number of other important conditions. We may waive some of these conditions without Intralinks' consent. We cannot, however, waive or change the Minimum Tender Condition without the consent of Intralinks. See Section 15—"Conditions of the Offer."

Is the Offer subject to any financing condition?

       No. We estimate that we will need approximately $939 million to satisfy the Closing Financing Obligations (as described in Section 10—"Source and Amount of Funds"). Synchronoss has secured $900 million in debt commitments from the Debt Commitment Parties set forth in Section 10—"Source and Amount of Funds." Subject to certain conditions, the term loans provided with respect to the Debt Financing (described in detail in Section 10—"Source and Amount of Funds") will be fully drawn on the date of the closing of the Offer and available to Purchaser, together with Synchronoss' cash and cash equivalents and the cash and cash equivalents of Intralinks that are anticipated to be available to Synchronoss immediately following the consummation of the Merger, to satisfy the Closing Financing

Obligations. Synchronoss had estimated cash and cash equivalents of approximately $123 million as of September 30, 2016 and Intralinks had estimated cash and cash equivalents and investments available for sale of approximately $47 million as of September 30, 2016. Funding of the Debt Financing is subject to the satisfaction of various conditions set forth in the commitment letter entered into with the Debt Commitment Parties. In the event that Synchronoss does not receive the proceeds of the Debt Financing, we will not be capable of purchasing or obligated to purchase Shares in the Offer. If Synchronoss does, however, receive the proceeds of the Debt Financing, then we will be obligated to accept the Shares tendered in the Offer at the expiration of the Offer (as it may be extended) subject to the satisfaction of the other Offer Conditions. See Section 10—"Source and Amount of Funds."

       If the Merger Agreement is terminated in certain circumstances, including by Intralinks if (i) all the Offer Conditions have been and continue to be satisfied or waived as of the Expiration Time; and (ii) Synchronoss has failed to consummate the Offer within one business days of the Expiration Date, then Synchronoss will be obligated to pay Intralinks a termination fee of $49,236,000. See Section 10—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender my Shares pursuant to the Offer and do you have financial resources to make payment?

       Synchronoss and Purchaser currently estimate that the total funds required to complete the Offer and the Merger and to pay related transaction fees and expenses will be approximately $981 million. Purchaser anticipates funding these payments with cash on hand and proceeds from the Debt Financing. We do not believe that our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

  •
  we have received debt commitments in respect of funds sufficient with our existing funds to purchase all Shares tendered pursuant to the Offer;

  •
  cash is the only consideration that we are paying to the holders of the Shares in connection with the Offer;

  •
  we are offering to purchase all of the outstanding Shares in the Offer;

  •
  if the Offer is consummated, Purchaser will acquire all remaining Shares for the same per Share cash price in the Merger;

  •
  we or Synchronoss have cash, cash equivalents and marketable securities that will be sufficient to finance the Offer and the Merger assuming we receive proceeds of the Debt Financing; and

  •
  Synchronoss has agreed to provide or cause to be provided to Purchaser (or the Depositary) the consideration necessary to pay for any Shares Purchaser accepts for payment pursuant to the Offer.

Receipt of financing is not a condition to the Offer. See Sections 10—"Source and Amount of Funds."

How long do I have to decide whether to tender my Shares pursuant to the Offer?

       Unless we extend or terminate the Offer, you will have until Expiration Time, to tender your Shares pursuant to the Offer. If we extend the Offer, you will have until the expiration of the Offer as so extended to tender your Shares pursuant to the Offer. Furthermore, if you cannot deliver everything required to make a valid tender by that time, you may still be able to participate in the Offer by using the guaranteed delivery procedure that is described later in this Offer to Purchase prior to that time.

See Sections 1—"Terms of the Offer" and 3—"Procedures for Accepting the Offer and Tendering Shares."

       Please give your broker, dealer, commercial bank, trust company or other nominee instructions with sufficient time to permit such nominee to tender your Shares by the Expiration Date.

       Certain Intralinks stockholders who hold their shares through Intralinks' stock plan administrator, Solium (the "Plan Holders"), will receive additional information pertaining to the timing of delivery and format of the documents necessary to tender their Shares in the Offer. For the Plan Holders, please give the Depositary instructions with sufficient time to permit the stock plan administrator to tender your Shares by the Expiration Date. Plan Holders, and only Plan Holders, who wish to tender their Shares in the Offer should review and complete the Letter to Current and Former Intralinks Employees who own Shares held on Solium's Shareworks Platform attached to the Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, as Exhibit (a)(1)(G), which has been filed with the SEC.

Can the Offer be extended and under what circumstances?

       Yes. We may extend the expiration of the Offer for any period agreed by Synchronoss and Intralinks. In addition, the Merger Agreement provides that, if on or prior to any then scheduled Expiration Date any of the Offer Conditions have not been satisfied or, to the extent waivable by Synchronoss or Purchaser pursuant to the Merger Agreement and applicable law, waived by Synchronoss or Purchaser, Purchaser will extend the Offer for successive periods of five business days each, in order to permit the satisfaction of such conditions. However, if the sole then unsatisfied condition is the Minimum Tender Condition, Purchaser may extend the Offer in its discretion and will be obligated to extend the Offer, if and only if, Intralinks delivers to Purchaser a written request that Purchaser extend the Offer (it being agreed that the maximum aggregate number of days that Purchaser will be required to extend the Offer pursuant to such a request is 20 business days).

       However, Purchaser will not be required to, and without Intralinks' prior written consent will not, extend the Offer beyond the earlier of (i) March 31, 2017 or such other date that Synchronoss and Intralinks may agree upon in writing (the "End Date") and (ii) the termination of the Merger Agreement in accordance with the terms thereof, the provisions of which are summarized under Section 12—"The Transaction Agreements—The Merger Agreement."

       Purchaser may not, without Intralinks' prior written consent, extend the Offer if all of the Offer Conditions have been satisfied, except, following written notice to Intralinks, Purchaser will extend the Offer: (i) for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof or NASDAQ or New York Stock Exchange ("NYSE") applicable to the Offer or as required by applicable law; and (ii) for one or more periods of not more than five business days each if, at any then scheduled Expiration Date, the Marketing Period (as defined below) has not expired and the proceeds of the Debt Financing in the amount of the aggregate Offer Price have not been received by Synchronoss or Purchaser as of the Expiration Date; provided, however, that Purchaser may not extend the Offer pursuant to clause (ii) of this sentence for more than one business day after the date of expiration of the Marketing Period.

       See Section 1—"Terms of the Offer" for more details on our obligation and ability to extend the Offer.

How will I be notified if you extend the Offer?

       If we extend the Offer, we will inform American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the "Depositary"), of any extension and will issue a press release announcing the extension not later than 9:00 a.m., Eastern time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1—"Terms of the Offer."

How do I tender my Shares?

       To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary, to the Depositary prior to the Expiration Time. The Letter of Transmittal is enclosed with this Offer to Purchase. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company ("DTC" or the "Book-Entry Transfer Facility"). If you are unable to deliver any required document or instrument to the Depositary by the Expiration Time, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items together with the Shares within three trading days after the date of execution of the Notice of Guaranteed Delivery. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

       In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for the Shares (or of a confirmation of a book-entry transfer of the Shares as described in Section 3—"Procedures for Accepting the Offer and Tendering Shares") and a properly completed and duly executed Letter of Transmittal and any other required documents for the Shares. See Section 2—"Acceptance for Payment and Payment for Shares."

       Plan Holders, and only Plan Holders, who wish to tender their Shares in the Offer should review and complete the Letter to Current and Former Intralinks Employees who own Shares held on Solium's Shareworks Platform attached to the Schedule TO, of which this Offer to Purchase forms a part, as Exhibit (a)(1)(G).

Until what time may I withdraw previously tendered Shares?

       You may withdraw your previously tendered Shares at any time until the Offer has expired and, if we have not accepted your Shares for payment by February 17, 2017 (which is the 60th day after the date of the commencement of the Offer), you may withdraw them at any time after that date until we accept Shares for payment. Once we accept your Shares for payment upon the consummation of the Offer, you will no longer be able to withdraw them. See Section 4—"Withdrawal Rights."

How do I withdraw previously tendered Shares?

       To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights."

Will the consummation of the Offer be followed by a merger if less than all of the Shares are tendered pursuant to the Offer?

       Yes. If we purchase at least a majority of the outstanding Shares (determined on a basis assuming exercise of all Intralinks Options for which Intralinks has received notices of exercise prior to the expiration of the Offer) in the Offer and the other conditions to the Merger are satisfied or waived, we will effect the merger of us into Intralinks as promptly as practicable in accordance with the terms of the Merger Agreement and without adoption of the Merger Agreement or any other action by the Intralinks stockholders pursuant to the DGCL. If the Merger takes place, all Shares (other than Dissenting Shares and Shares owned by Intralinks as treasury stock) will be converted into the right to receive $13.00 per Share, net in cash, without interest and subject to any required withholding taxes (or any higher price per Share that is paid to Intralinks Stockholders in the Offer), and Intralinks will become a wholly owned subsidiary of Synchronoss. See the "Introduction" to this Offer to Purchase.

If a majority of Shares are tendered and are accepted for payment, will Intralinks continue as a public company?

       No. Following the purchase of Shares tendered, we expect to consummate the Merger in accordance with Section 251(h) of the DGCL and no stockholder vote to adopt the Merger Agreement or any other action by the Intralinks stockholders will be required in connection with the Merger. If the Merger takes place in accordance with Section 251(h) of the DGCL, Intralinks no longer will be publicly owned. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. Even if for some reason the Merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that the Shares may no longer be eligible to be traded through NYSE or other securities exchanges and there may not be an active public trading market for the Shares. See Section 7—"Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration; Margin Regulations."

If I decide not to tender my Shares pursuant to the Offer, how will the Offer affect my Shares?

       If you decide not to tender your Shares pursuant to the Offer and the Merger occurs as described above, you will receive in the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares pursuant to the Offer.

       Following the Offer, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through NYSE or any other securities market, there may not be a public trading market for the Shares and Intralinks may cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. Subject to certain conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the proposed Merger to occur.

       Because the Merger will be governed by Section 251(h) of the DGCL, assuming the requirements of Section 251(h) of the DGCL are met, no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of Intralinks will be required in connection with the Merger. We do not expect there to be significant time between the consummation of the Offer and the consummation of the Merger. See Section 7—"Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration; Margin Regulations."

Will there be a subsequent offering period?

       No. Pursuant to Section 251(h) of the DGCL and due to the obligation of Synchronoss, Purchaser and Intralinks to take all actions necessary to cause the Merger to become effective as soon as practicable following the consummation of the Offer, we expect the Merger to occur promptly after the consummation of the Offer without a subsequent offer period. See Section 1—"Terms of the Offer."

What is the market value of my Shares as of a recent date?

       On December 5, 2016, the last full trading day prior to the public announcement of the Merger Agreement, the last reported closing price per Share on NYSE during normal trading hours was $11.27 per Share. Therefore, the Offer Price of $13.00 per share represents a premium of approximately 15.4% over the closing price of the Shares before announcement of the Merger Agreement. On December 16, 2016, the last full trading day before we commenced the Offer, the last reported closing price per Share reported on NYSE was $13.10 per Share. See Section 6—"Price Range of Shares; Dividends."

If I accept the Offer, when and how will I get paid?

       If the conditions to the Offer as set forth in Section 15 are satisfied or waived and we consummate the Offer and accept your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $13.00 in cash, without interest and subject to any required withholding taxes, promptly following the Expiration Time. See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

How will my unvested restricted Shares be treated in the Offer and the Merger?

       Each Share subject to vesting at the Effective Time ("Unvested Intralinks Shares") which is not accelerated as of immediately prior to the Effective Time will be forfeited at such time pursuant to the terms of the operative agreements governing such Unvested Intralinks Shares and will not be assumed, substituted or converted by Synchronoss.

How will my outstanding Intralinks Options be treated in the Offer and the Merger?

       The Offer is being made for all outstanding Shares, and not for Intralinks Options or other Intralinks equity awards or securities.

       Each Intralinks Option with an exercise price per share less than the Offer Price that is unexpired, unexercised and outstanding immediately prior to the Effective Time ("In the Money Intralinks Option") and is vested, will be cancelled and converted into the right to receive an amount of cash, without interest, equal to (i) the number of Shares subject to such In the Money Intralinks Option multiplied by (ii) the Per Share Merger Consideration less the exercise price per share of such In the Money Intralinks Option in effect immediately prior to the Effective Time; provided that the Purchaser and Synchronoss shall be entitled to deduct and withhold from such amount the amount of any required withholding tax. If an Intralinks Option has a per share exercise price equal to or greater than the Per Share Merger Consideration then it will be cancelled without consideration.

       Each In the Money Intralinks Option that is unvested, outstanding immediately prior to the Effective Time and held by an employee of Intralinks or its subsidiaries as of the Effective Time (a "Continuing Employee") shall, as of the Effective Time, be assumed by Synchronoss (each, a "Rollover Option"). Each such Rollover Option shall continue to have, and be subject to, the same terms and conditions as are in effect immediately prior to the Effective Time (including with respect to vesting), except that (i) such option shall be exercisable for that number of whole shares of Synchronoss common stock equal to the product (rounded down to the next whole number of shares of Synchronoss common stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of Shares that were issuable upon exercise of such option immediately prior to the Effective Time and the Exchange Ratio, (ii) the per share exercise price for the shares of Synchronoss common stock issuable upon exercise of such Rollover Option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per Share at which such In the Money Intralinks Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, and (iii) Synchronoss' board of directors or a committee thereof shall succeed to the authority of the Intralinks Board or any committee thereof with respect to the Rollover Options and Intralinks' Option Plans. The "Exchange Ratio" is the quotient obtained by dividing (A) the Per Share Merger Consideration by (B) the average of the closing sale prices for a share of Synchronoss' common stock as quoted on The NASDAQ Global Select Market for the 10 consecutive trading days ending with the third trading day that precedes the Closing Date (the "Synchronoss Stock Price"). Each In the Money Intralinks Option that is unvested, outstanding immediately prior to the Effective Time and held by a person other than a Continuing Employee shall not be assumed, substituted or converted by Synchronoss and shall be cancelled and extinguished for no consideration.

How will my outstanding Intralinks RSUs be treated in the Offer and the Merger?

       Each Intralinks restricted stock unit ("Intralinks RSU") that is outstanding immediately prior to the Effective Time and is held by a Continuing Employee (each, a "Rollover RSU"), shall, as of the Effective Time, be assumed by Synchronoss. Each such Rollover RSU shall continue to have, and be subject to, the same terms and conditions as are in effect immediately prior to the Effective Time (including with respect to vesting), except that (i) such Rollover RSU shall be settled by the issuance of that number of whole shares of Synchronoss common stock equal to the product of the number of Shares that were issuable upon settlement of such Rollover RSU immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the next whole number of shares of Synchronoss common stock, with no cash being payable for any fractional share eliminated by such rounding) and (ii) Synchronoss' board of directors or a committee thereof shall succeed to the authority of the Intralinks Board or any committee thereof with respect to the Rollover RSUs and Intralinks' Option Plans. Each Intralinks RSU that is outstanding immediately prior to the Effective Time and is held by a person other than a Continuing Employee shall not be assumed, substituted or converted by Synchronoss and shall be cancelled and extinguished for no consideration.

How will my outstanding Intralinks PSUs be treated in the Offer and the Merger?

       Each Intralinks performance stock unit ("Intralinks PSU") that is outstanding immediately prior to the Effective Time and is held by a Continuing Employee (each, a "Rollover PSU"), shall be assumed by Synchronoss. Each such Rollover PSU shall continue to have, and be subject to, the same terms and conditions as are in effect immediately prior to the Effective Time, including with respect to vesting except that (i) any vesting milestones associated with the trading price of Shares will be adjusted to reference the trading price of Synchronoss common stock based on the ratio between the Per Share Merger Consideration and the Synchronoss Stock Price, (ii) such Rollover PSU shall be settled by the issuance of that number of whole shares of Synchronoss common stock equal to the product of the number of Shares that were issuable upon settlement of such Rollover PSU immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the next whole number of shares of Synchronoss common stock, with no cash being payable for any fractional share eliminated by such rounding) and (iii) Synchronoss' board of directors or a committee thereof shall succeed to the authority of the Intralinks Board or any committee thereof with respect to the Rollover PSUs and

Intralinks' Option Plans. The adjustment of vesting milestones associated with the trading price of Shares will be adjusted by (1) dividing the Per Share Merger Consideration by the applicable trading price milestone and (2) dividing the Synchronoss Stock Price by the quotient obtained in clause (1), with the result being the new trading price milestone with respect to the Synchronoss Common Stock applicable to the Rollover PSU. Each Intralinks PSU that is outstanding immediately prior to the Effective Time and is held by a person other than a Continuing Employee shall not be assumed, substituted or converted by Synchronoss and shall be cancelled and extinguished for no consideration.

How will my outstanding Intralinks ESPP Rights be treated in the Offer and the Merger?

       Intralinks has agreed to take all actions necessary pursuant to the terms of the Intralinks 2010 Employee Stock Purchase Plan ("Intralinks ESPP") in order to shorten each purchase and/or offering period under the Intralinks ESPP that extends beyond the Effective Time such that a new purchase date for each such period will occur prior to the Effective Time. Any Shares so purchased will be cancelled effective as of the Effective Time and converted into a right of each respective Intralinks ESPP participant to receive the same consideration as the holders of Shares.

What are the United States federal income tax consequences of having my Shares accepted for payment in the Offer or receiving cash in the Merger?

       The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a United States person who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. A more detailed summary of the United States federal income tax consequences of the Offer and the Merger is included in Section 5—"Certain United States Federal Income Tax Consequences."

Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any United States federal estate or gift tax rules, or any state, local or non-U.S. income and other tax laws) of the Offer and the Merger. See Section 5—"Certain United States Federal Income Tax Consequences" of this Offer to Purchase for further details.

Will I have the right to have my shares appraised?

       You will not have appraisal rights in connection with the Offer. However, if the Merger takes place, stockholders who have not tendered their Shares pursuant to the Offer and who comply with the applicable legal requirements will have appraisal rights under the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under the DGCL, you will be entitled to payment for your Shares based on a judicial determination of the fair value of such Shares. This value may be the same, more or less than the price that we are offering to pay you in the Offer.

Who should I call if I have questions about the Offer?

       You may call Georgeson LLC at (888) 566-3252 (toll free). Georgeson LLC is acting as the Information Agent for the Offer. See the back cover of this Offer to Purchase.

To the Holders of Shares of
Common Stock of Intralinks Holdings, Inc.:

INTRODUCTION

       GL Merger Sub, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Synchronoss Technologies, Inc., a Delaware corporation ("Synchronoss"), hereby offers to purchase all outstanding shares of common stock, par value $0.001 per share (the "Shares", and each, a "Share"), of Intralinks Holdings, Inc., a Delaware corporation ("Intralinks"), at a price of $13.00 per Share net to the seller in cash, without interest and subject to any required withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended and supplemented from time to time, the "Offer to Purchase") and in the related Letter of Transmittal (as it may be amended or supplemented, the "Letter of Transmittal" and together with the Offer to Purchase, the "Offer").

       The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 5, 2016 (as it may be amended or supplemented, the "Merger Agreement"), by and among Intralinks, Purchaser, and Synchronoss. The Offer is conditioned upon (i) the satisfaction of the Minimum Tender Condition (as defined herein), (ii) since the date of execution of the Merger Agreement there not having occurred and be continuing a Company Material Adverse Effect and (iii) certain other customary conditions. The term "Minimum Tender Condition" is defined in Section 15—"Conditions of the Offer" and generally requires that at the Expiration Time, there shall have been validly tendered and not validly withdrawn prior to the Expiration Time a number of Shares (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been "received", as defined by Section 251(h)(6) of the DGCL) that, when added to the Shares then owned by Synchronoss or Purchaser (if any), would represent one share more than 50% of the sum of (A) all Shares outstanding at the Expiration Time and (B) the aggregate number of Shares that Intralinks may be required to issue upon conversion, settlement or exercise of all then outstanding Intralinks Options for which Intralinks has received notices of exercise prior to the expiration of the Offer (and as to which Shares have not yet been issued to such exercising holders). The term "Company Material Adverse Effect" is defined in Section 12—"The Transaction Agreements." The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15—"Conditions of the Offer."

       Intralinks has advised Synchronoss that, as of the close of business on December 12, 2016, a total of 57,944,564 Shares were issued and outstanding.

       The Merger Agreement is more fully described in Section 12—"The Transaction Agreements—The Merger Agreement."

       Tendering stockholders who are record owners of their Shares and tender directly to the Depositary, will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

       After careful consideration, the Intralinks Board unanimously (i) approved and declared advisable the Transactions, (ii) declared that is in the best interests of Intralinks and the stockholders of Intralinks that Intralinks enter into the Merger Agreement and consummate the Transactions and that the stockholders of Intralinks tender their Shares to Purchaser pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement, (iii) declared that the terms of the Offer and the Merger are fair to Intralinks and the stockholders of Intralinks (other than Synchronoss and its subsidiaries) and (iv) resolved to recommend that the stockholders of Intralinks accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

       A complete description of the reasons for the Intralinks Board's approval of the Offer and the Merger will be set forth in Intralinks' Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") that is being mailed to you at the same time as or shortly after this Offer to Purchase.

       Concurrently with entering into the Merger Agreement, Synchronoss and Purchaser entered into the Tender Agreements with certain entities affiliated with TA Associates, L.P., certain entities affiliated with Rho Capital Partners, Inc. and Ronald W. Hovsepian, Chief Executive Officer of Intralinks, together representing, as of December 5, 2016, approximately 28.4% of the outstanding Shares. Under the Tender Agreements, these stockholders each agreed to tender all of their respective Shares in the Offer. The Tender Agreements terminate in the event that the Merger Agreement is terminated and other specified circumstances, including a change in the Intralinks Board recommendation. See Section 12—"The Transaction Agreements—The Merger Agreement."

       The Merger Agreement provides that, subject to the conditions described in Section 12—"The Transaction Agreements—The Merger Agreement," Purchaser will be merged with and into Intralinks with Intralinks continuing as the surviving corporation, wholly owned by Synchronoss (the "Merger"). Pursuant to the Merger Agreement, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the treasury of Intralinks and (ii) the Dissenting Shares) will be converted into the right to receive the Per Share Merger Consideration.

       Section 251(h) of the DGCL provides that, subject to certain statutory provisions, if following consummation of a successful tender offer for a public corporation, the acquiror holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the target corporation. Therefore, Intralinks, Synchronoss and Purchaser have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer (and in any event within one business day following the Offer Acceptance Time (as defined herein)), without a meeting of Intralinks' stockholders to adopt the Merger Agreement, in accordance with Section 251(h) of the DGCL. See Section 13—"Purpose of the Offer; No Stockholder Approval; Plans for Intralinks."

       The Offer is conditioned upon the fulfillment of the conditions described in Section 15—"Conditions to the Offer."

       The Offer and withdrawal rights will expire at the Expiration Time (the date thereof, or such subsequent date to which the expiration of the Offer is extended in accordance with the Merger Agreement the "Expiration Date"). See Section 12—"The Transaction Agreements—The Merger Agreement."

       THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND INTRALINKS' SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (WHICH CONTAINS THE RECOMMENDATION OF THE INTRALINKS BOARD AND THE REASONS THEREFOR) CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF INTRALINKS SHOULD CAREFULLY READ THESE DOCUMENTS IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

 THE TENDER OFFER

1. Terms of the Offer.

       Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Time and not validly withdrawn as permitted under Section 4—"Withdrawal Rights."

       The Offer is conditioned upon (i) the satisfaction of the Minimum Tender Condition, (ii) the absence of the occurrence and continuation of a Company Material Adverse Effect (which is defined in Section 12—"The Transaction Agreements—The Merger Agreement") since the date of execution of the Merger Agreement and (iii) certain other customary conditions. The term "Minimum Tender Condition" is defined in Section 15—"Conditions of the Offer" and generally requires that at the Expiration Time, there shall have been validly tendered and not validly withdrawn prior to the Expiration Time a number of Shares (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been "received", as defined by Section 251(h)(6) of the DGCL) that, when added to the Shares then owned by Synchronoss or Purchaser (if any), would represent one share more than 50% of the sum of (A) all Shares outstanding at the Expiration Time and (B) the aggregate number of Shares that Intralinks may be required to issue upon conversion, settlement or exercise of all then outstanding Intralinks Options for which Intralinks has received notices of exercise prior to the expiration of the Offer (and as to which Shares have not yet been issued to such exercising holders). The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15—"Conditions of the Offer." We may terminate the Offer without purchasing any Shares if certain events described in Section 12—"The Transaction Agreements" occur.

       Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, Purchaser has reserved the right, at any time, to, in its sole discretion, waive, in whole or in part, any Offer Condition or modify the terms of the Offer, except that, without the prior written consent of Intralinks, unless otherwise permitted by the Merger Agreement, Purchaser cannot (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price or change the form of consideration payable in the Offer, (iii) modify or waive the Minimum Tender Condition, (iv) extend the Expiration Date or provide a "subsequent offering period" within the meaning of Rule 14d-11 under the Exchange Act (as defined herein), (v) add to the Offer Conditions or amend any of the Offer Conditions in a manner adverse to the holders of Shares (including, for the avoidance of doubt, to make any condition to the Offer more onerous), or (vi) otherwise amend or supplement any term of the Offer in any manner adverse to the holders of Shares. The rights reserved by Purchaser by this paragraph are in addition to Purchaser's rights pursuant to Section 15—"Conditions of the Offer."

       We may, in our sole discretion, increase the amount of cash constituting the Offer Price without the consent of Intralinks. If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, this increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not their Shares were tendered before the announcement of the increase in consideration.

       We may extend the expiration of the Offer for any period agreed by Synchronoss and Intralinks. In addition, the Merger Agreement provides that, if on or prior to any then scheduled Expiration Date any of the Offer Conditions have not been satisfied or, to the extent waivable by Synchronoss or Purchaser pursuant to the Merger Agreement and applicable law, waived by Synchronoss or Purchaser, Purchaser will extend the Offer for successive periods of five business days each, in order to permit the satisfaction of such conditions. However, if the sole then unsatisfied condition is the Minimum Tender Condition, Purchaser may in its discretion extend the Offer and will be obligated to extend the Offer, if and only if, Intralinks delivers to Purchaser a written request that Purchaser extend the Offer (it being agreed that the maximum aggregate number of days that Purchaser will be required to extend the Offer pursuant to such a request is 20 business days).

       However, Purchaser will not be required to, and without Intralinks' prior written consent may not, extend the Offer beyond the earlier of (i) the End Date and (ii) the termination of the Merger Agreement in accordance with the terms thereof, the provisions of which are summarized under "Section 12—"The Transaction Agreements—The Merger Agreement."

       Purchaser may not, without Intralinks' prior written consent, extend the Offer if all of the Offer Conditions have been satisfied, except, following written notice to Intralinks, Purchaser will extend the Offer: (i) for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof or NASDAQ or NYSE applicable to the Offer or as required by applicable law; and (ii) for one or more periods of not more than five business days each if, at any then scheduled Expiration Date, the Marketing Period has not expired and the proceeds of the Debt Financing in the amount of the aggregate Offer Price have not been received by Synchronoss or Purchaser as of such Expiration Date; provided, however, that Purchaser may not extend the Offer pursuant to clause (ii) of this sentence for more than one business day after the date of expiration of the Marketing Period.

       There can be no assurance that we will be required under the Merger Agreement to extend, or choose to extend (if not so required) the Offer. During any extension of the offering period pursuant to the paragraphs above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—"Withdrawal Rights."

       If, upon the terms and subject to the conditions of the Merger Agreement, Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if Purchaser waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d), 14d-6(c) and l4e-1 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten business days following such change to allow for adequate disclosure to stockholders.

       Purchaser expressly reserves the right, in its sole discretion, upon the terms and subject to the conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment or pay for any Shares and to delay the acceptance for payment of or payment for Shares if, at the Expiration Time, any of the conditions to the Offer set forth in Section 15—"Conditions of the Offer" have not been satisfied or waived or upon the occurrence of any of the events set forth in Section 15. Purchaser's reservation of the right to delay the acceptance of, or payment for, Shares is subject to the provisions of Rule 14e-1(c) promulgated under the Exchange Act, which requires that Purchaser pay the consideration offered or return Shares deposited by or on behalf of tendering stockholders promptly after the termination of the Offer. Under certain circumstances, Synchronoss and Purchaser may terminate the Merger Agreement and the Offer (subject, with regard to the Offer, the applicable rules and regulations of the SEC). See Section 12—"The Transaction Agreements—The Merger Agreement—Termination of the Merger Agreement."

       Any extension, delay, termination or amendment of the Offer will be followed promptly by a public announcement in accordance with Rules 14d-3(b)(1), 14d-4(d)(1) and 14e-1(d) under the Exchange Act. Such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. Without limiting Purchaser's obligation under such rule or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release and making any appropriate filing with the SEC.

       As soon as practicable and in any event within one business day after the consummation of the Offer, Purchaser and Synchronoss expect to complete the Merger without a vote of the stockholders of Intralinks pursuant to Section 251(h) of the DGCL. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

       Intralinks has provided Purchaser with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Intralinks' stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares.

       Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Date, Purchaser will accept for payment, purchase and pay for, all Shares validly tendered, and not properly withdrawn, prior to the Expiration Time. In addition, upon the terms and subject to the conditions of the Merger Agreement and the applicable rules of the SEC, Purchaser reserves the right to delay acceptance for payment of, or payment for, Shares, in order to comply with any applicable law. See Section 16—"Certain Legal Matters; Regulatory Approvals." For purposes of the Offer and the Merger Agreement "consummate" (and with its correlative meanings "consummation" and "consummating") means irrevocably accept for purchase Shares tendered pursuant to this Offer.

       In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary's account at DTC pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 below) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

       For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered, and not properly withdrawn, prior to the Expiration Time if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer and the conditions of the Offer have been satisfied or waived, to the extent permissible under the Merger Agreement. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

       If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for these un-purchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," these Shares will be credited to an account maintained with the Book-Entry Transfer Facility) promptly following expiration or termination of the Offer.

3. Procedures for Accepting the Offer and Tendering Shares.

       Valid Tender of Shares. Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary, must be received by the Depositary at its address as set forth on the back cover of this Offer to Purchase prior to the Expiration Time and either (x) certificates representing Shares tendered must be delivered to the Depositary or (y) these Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Time, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

       Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make a book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for the transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address as set forth on the back cover of this Offer to Purchase by the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation."

       Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

       Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including any of the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program or an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

       If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of certificates.

       Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available and cannot be delivered to the Depositary prior to the Expiration Time, or who cannot complete the procedure for book-entry transfer prior to the Expiration Time, or who cannot deliver all required documents to the Depositary prior to the Expiration Time, may tender such Shares by satisfying all of the requirements set forth below:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Time; and

  •
  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the NYSE is open for business.

       The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

       THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER.

DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF THIS DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

       Other Requirements. Notwithstanding any provision of the Merger Agreement, Purchaser will pay for Shares validly tendered pursuant to the Offer, and not properly withdrawn, prior to the Expiration Time only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) these Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will Purchaser pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through the Depositary. If you are unable to deliver any required document or instrument to the Depositary by the Expiration Time, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items together with the Shares within three trading days after the date of execution of the Notice of Guaranteed Delivery.

       Binding Agreement. Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions to the Offer.

       Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints Purchaser's designees as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date hereof. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of Intralinks, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon payment for such Shares Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

       Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole and absolute discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by Purchaser not to be in proper form or the acceptance for payment of or payment for which may, in Purchaser's opinion, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Synchronoss, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

       Backup Withholding. In order to avoid "backup withholding" of U.S. federal income tax at a rate of 28% on payments of cash pursuant to the Offer, a stockholder that is a "U.S. holder" (as defined in Section 5—"Certain United States Federal Income Tax Consequences") surrendering Shares in the Offer must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify that it is not subject to backup withholding by completing the Internal Revenue Service ("IRS") Form W-9 that is included in the Letter of Transmittal. Certain stockholders (including, among others, corporations and certain "non-U.S. holders" (as defined in Section 5—"Certain United States Federal Income Tax Consequences")) are not subject to backup withholding but may be required to provide evidence of their exemption from backup withholding. Non-U.S. holders should complete and sign an appropriate IRS Form W-8 (instead of an IRS Form W-9) in order to avoid backup withholding. The various IRS Forms W-8 may be obtained from the Depositary or at www.irs.gov. See Instruction 9 to the Letter of Transmittal and Section 5—"Certain United States Federal Income Tax Consequences" of this Offer to Purchase for a more detailed discussion of backup withholding.

4. Withdrawal Rights.

       Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder may withdraw Shares tendered pursuant to the Offer at any time prior to the Expiration Time as explained below. Further, if Purchaser has not accepted Shares for payment by February 17, 2017 (which is the 60th day after the date of the commencement of the Offer), they may be withdrawn at any time prior to Purchaser's acceptance for payment after that date.

       For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

       All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. No tender or withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Synchronoss, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" at any time prior to the Expiration Time.

       If Purchaser extends the Offer, delays its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may nevertheless, on Purchaser's behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4 prior to the Expiration Time or as otherwise required by Rule 14e-1(c) promulgated under the Exchange Act.

5. Certain United States Federal Income Tax Consequences.

       The following discussion summarizes the U.S. federal income tax considerations generally applicable to stockholders of Intralinks whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are not tendered but instead are converted into the right to receive cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of Intralinks. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder and published administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change or differing interpretations. Any such change, or differing interpretation, which may or may not be retroactive, could alter the United States federal income tax consequences described herein. The discussion applies only to stockholders of Intralinks who hold the Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the United States federal income tax considerations that may be relevant to a stockholder in light of such stockholder's particular circumstances or to stockholders subject to special rules, such as insurance companies, banks, tax-exempt organizations (including private foundations), retirement plans, real estate investment trusts, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities and their owners, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders that have a functional currency other than the U.S. dollar, controlled foreign corporations, passive foreign investment companies, certain former citizens or residents of the United States, stockholders who hold Shares as part of a hedge, straddle, constructive sale or conversion transaction, stockholders who received their Shares pursuant to the exercise of employee stock options or otherwise as compensation, or stockholders subject to the alternative minimum tax or the Medicare contribution tax on net investment income. This summary does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift. alternative minimum or Medicare contribution tax considerations.

       As used in this summary, a "U.S. holder" is any beneficial owner of Shares who is: (i) a citizen or individual resident of the United States for United States federal income tax purposes; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia; (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if a valid election is in place to treat the trust as a United States person for U.S. federal income tax purposes. As used in this summary, the term "non-U.S. holder" means any beneficial owner of Shares that is not a U.S. holder and is not a partnership (or any entity or arrangement treated as a partnership for United States federal income tax purposes).

       If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Accordingly, partnerships holding Shares and partners in such partnerships should consult their tax advisors regarding the tax consequences of the Offer and the Merger.

       Because this discussion is intended to be a general summary only and individual circumstances may differ, each stockholder should consult its tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer and the Merger on a beneficial holder of Shares, including the application and effect of the alternative minimum tax and any state, local and non-U.S. tax laws and of changes in such laws.

       U.S. holders. The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received in the Offer or Merger, as the case may be, and the stockholder's adjusted tax basis in the Shares sold or exchanged therefor. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that the U.S. holder's holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. In the case of a Share that has been held for one year or less, such gain or loss will be short-term capital gain or loss. Short-term capital gain is generally subject to tax at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

       Non-U.S. holders. Subject to the discussion under "Backup Withholding" below, a non-U.S. holder who tenders Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will not be subject to U.S. federal income tax on any gain recognized on a disposition of Shares unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. In such cases, the gain will be capital gain generally subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally (unless an applicable income tax treaty provides otherwise) and, if the non-U.S. holder is a foreign corporation, may also be subject to a "branch profits tax" of 30% (or such lower rate as may be specified by an applicable income tax treaty);

  •
  the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met. In such cases, except as otherwise provided by an applicable income tax treaty, the gain (which may be offset by U.S. source capital losses recognized in the same taxable year) generally will be subject to a flat 30% U.S. federal income tax; or

  •
  the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of the Shares at any time during the five years preceding the Merger, and Intralinks was a "United States real property holding corporation" for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the Merger and the non-U.S. holder's holding period with respect to the Shares. We do not believe that Intralinks is, or has been during the five years preceding the Offer or the Merger, a United States real property holding corporation for U.S. federal income tax purposes.

       Non-U.S. holders should consult their own tax advisors regarding the tax consequences to them of the Offer and the Merger.

       Information Reporting and Backup Withholding. Cash payments made pursuant to the Offer or Merger will be reported to holders of Shares and to the IRS to the extent required by the Code and applicable Treasury Regulations promulgated thereunder. Under the Code, a U.S. holder of Shares (other than a corporation or other exempt recipient) may be subject, under certain circumstances, to information reporting on the cash received in the Offer or Merger. A stockholder whose Shares are purchased in the Offer or exchanged for cash pursuant to the Merger may also be subject to backup withholding (currently at a rate of 28%) unless certain information is provided to the Depositary or an exemption applies. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a stockholder's federal income tax liability provided that the required information is timely furnished to the IRS. Stockholders should consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

       The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the Offer or the Merger. Because individual circumstances may differ, each stockholder should consult the stockholder's tax advisors regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the Offer and the Merger in light of such stockholder's particular circumstances and the application of state, local and foreign tax laws.

6. Price Range of Shares; Dividends.

       According to Intralinks' Annual Report on Form 10-K for the fiscal year ended December 31, 2015, the Shares are traded on NYSE under the symbol "IL" and have been quoted since Intralinks' initial public offering on August 6, 2010. The following table sets forth, for the periods indicated, the high and low sale prices per Share for the periods indicated. Share prices are as reported on NYSE based on published financial sources.

	High	Low
Year Ended December 31, 2014
First Quarter	$ 12.21	$ 9.59
Second Quarter	$ 10.73	$ 7.81
Third Quarter	$ 9.47	$ 7.76
Fourth Quarter	$ 12.08	$ 7.82
Year Ended December 31, 2015
First Quarter	$ 12.28	$ 9.95
Second Quarter	$ 12.80	$ 9.15
Third Quarter	$ 12.24	$ 8.20
Fourth Quarter	$ 10.44	$ 8.16
Year Ended December 31, 2016
First Quarter	$ 8.89	$ 6.49
Second Quarter	$ 9.20	$ 6.22
Third Quarter	$ 10.23	$ 6.33
Fourth Quarter (through December 16, 2016)	$ 13.25	$ 9.02

       On December 5, 2016, the last full trading day prior to the public announcement of the Merger Agreement, the last reported closing price per Share on the NYSE during normal trading hours was $11.27 per Share. On December 16, 2016, the last full trading day prior to the commencement of the Offer, the last reported closing price per Share on the NYSE during normal trading hours was $13.10 per share. Intralinks has never declared nor paid any cash dividends on the Shares.

  Stockholders are urged to obtain a current market quotation for the Shares.

7. Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration; Margin Regulations.

       Effect of Merger. Assuming the requirements of Section 251(h) of the DGCL are satisfied, no stockholder vote will be required to consummate the Merger. Following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Intralinks, and Intralinks will continue as the surviving corporation (the "Surviving Corporation"). At the Effective Time, the Certificate of Incorporation and the Bylaws of the Surviving Corporation will be amended to read as set forth in mutually agreed upon forms until thereafter changed or amended in accordance with applicable law. Purchaser's directors and officers immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation until their successors have been elected or appointed. See Section 12—"The Transaction Agreements—Organizational Documents, Directors and Officers of the Surviving Corporation" below.

       Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be the same, greater or less than the Offer Price.

       NYSE Listing. The Shares are currently listed on the NYSE. Depending upon the number of Shares purchased pursuant to the Offer, Shares may no longer meet the requirements for continued listing on NYSE if, among other things, Intralinks does not meet the requirements for the number of publicly held Shares, the aggregate market value of the publicly held Shares or the number of market makers for the Shares. If the Shares are not delisted prior to the Merger, we intend to cause the delisting of the Shares from NYSE promptly following the consummation of the Merger.

       If NYSE were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations of the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

       Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by Intralinks upon application to the SEC if the outstanding Shares are not listed on a "national securities exchange" and there are fewer than 300 holders of record of Shares.

       We intend to seek to cause Intralinks to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Intralinks to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders' meetings or actions in lieu of a stockholders' meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to "going private" transactions would no longer be applicable to Intralinks. Furthermore, the ability of "affiliates" of Intralinks and persons holding "restricted securities" of Intralinks to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be eligible for continued inclusion on the Board of Governors' of the Federal Reserve System's (the "Federal Reserve Board") list of "margin securities" or eligible for stock exchange listing.

       If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

       Margin Regulations. The Shares are currently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8. Certain Information Concerning Intralinks.

       The following description of Intralinks and its business has been taken from Intralinks' Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016, Annual Report on Form 10-K for the year ended December 31, 2015, and Form 8-K filed on December 7, 2016 in connection with announcement of the Merger Agreement, and is qualified in its entirety by reference to such reports.

       General. Intralinks was incorporated in Delaware as "Intralinks, Inc." in June 1996. In June 2007, Intralinks completed a merger pursuant to which Intralinks, Inc. became a wholly owned subsidiary of TA Indigo Holding Corporation, a newly formed Delaware corporation owned by TA Associates, Inc., which is now part of TA Associates Management, L.P. and certain other stockholders of Intralinks, Inc., including Rho Capital Partners, Inc. and former and current officers and employees of Intralinks, Inc. In 2010, Intralinks changed the name of TA Indigo Holding Corporation to "Intralinks Holdings, Inc." Intralinks is a leading global technology provider of Software-as-a-Service solutions for secure enterprise content collaboration within and among organizations. Intralinks' cloud-based solutions enable organizations to securely manage, control, track, search, exchange and collaborate on sensitive information inside and outside the firewall, all within an easy-to-use environment. Intralinks' customers rely on its cost-effective solutions to manage and control large amounts of electronic information, accelerate information intensive business processes, reduce time to market, optimize critical information workflows, meet regulatory and risk management requirements and collaborate with business counterparties in a secure, auditable and compliant manner. Intralinks helps its customers eliminate many of the inherent risks and inefficiencies of using email, fax, courier services and other existing solutions to collaborate and exchange information.

       Intralinks is a Delaware corporation with its principal executive offices located at 150 East 42nd Street, 8th Floor, New York, New York 10017. The telephone number for Intralinks is (212) 543-7700.

       Available Information. Intralinks is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Intralinks' business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of Intralinks' securities, any material interests of such persons in transactions with Intralinks and other matters is required to be disclosed in proxy statements and periodic reports distributed to Intralinks' stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's office at 100 F Street, N.E., Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 100 F Street, N.E., Washington, DC 20549. Further information on the operation of the SEC's Public Reference Room in Washington, DC can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Intralinks, who file electronically with the SEC. The address of that site is http://www.sec.gov. Intralinks also maintains an Internet website at http://www.intralinks.com. The information contained in, accessible from or connected to Intralinks' website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Intralinks' filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

       Sources of Information. Except as otherwise set forth herein, the information concerning Intralinks contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC and other public sources. Although we have no knowledge that any such information contains any misstatements or omissions, none of Synchronoss, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Intralinks contained in such documents and records or for any failure by Intralinks to disclose events which may have occurred or may affect the significance or accuracy of any such information.

       Certain Projections. In presentations to management, Intralinks provided Synchronoss with selected unaudited projected financial information concerning Intralinks. The final set of selected unaudited projected financial information concerning Intralinks that was provided to Synchronoss is described in Intralinks' Schedule 14D-9, which will be filed with the SEC and is being mailed to Intralinks' stockholders concurrently with this Offer to Purchase. Intralinks' stockholders are urged to, and should, carefully read Intralinks' Schedule 14D-9.

9. Certain Information Concerning Synchronoss and Purchaser.

       General. Synchronoss is a Delaware corporation with its principal offices located at 200 Crossing Boulevard, 8th Floor, Bridgewater, New Jersey 08807. The telephone number of Synchronoss is (866) 620-3940. Synchronoss is a leading innovator of cloud solutions, software-based activation, secure mobility, identity management and secure messaging for mobile carriers, enterprises, retailers and OEMs across the globe. Synchronoss' software provides innovative service provider and enterprise solutions that drive billions of transactions on a wide range of connected devices across the world's leading networks. Synchronoss' solutions include: activation and provisioning software for devices and services, cloud-based sync, backup, storage and content management capabilities, broadband connectivity solutions, analytics, white label messaging, identity/access management and secure mobility management that enable communications service providers, cable operators/multi-services operators and original equipment manufacturers with embedded connectivity (e.g. smartphones, laptops, tablets and mobile Internet devices, such as automobiles, wearables for personal health and wellness, and connected homes), multi-channel retailers, medium and large enterprises and their consumers as well as other customers to accelerate and monetize value-added services for secure and broadband networks and connected devices.

       Purchaser is a Delaware corporation with its principal offices located at c/o Synchronoss, 200 Crossing Boulevard, 8th Floor, Bridgewater, New Jersey 08807. The telephone number of Purchaser is (866) 620-3940. Purchaser is a wholly owned subsidiary of Synchronoss. Purchaser was formed for the purpose of making a tender offer for all of the Shares of Intralinks and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.

       The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and each of the executive officers of Synchronoss and Purchaser and certain other information are set forth in Schedule I hereto.

       During the last five years, none of Synchronoss or Purchaser or, to the best knowledge of Synchronoss and Purchaser, any of the persons listed in Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

       Except as described in this Offer to Purchase and Schedule I hereto, (i) none of Synchronoss, Purchaser, any majority-owned subsidiary of Synchronoss or Purchaser or, to the best knowledge of Synchronoss and Purchaser, any of the persons listed in Schedule I hereto or any associate or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Synchronoss, Purchaser or, to the best knowledge of Synchronoss and Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

       Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Synchronoss, Purchaser or, to the best knowledge of Synchronoss and Purchaser, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Intralinks, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

       Except as set forth in this Offer to Purchase, none of Synchronoss, Purchaser or, to the best knowledge of Synchronoss and Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with Intralinks or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Synchronoss or any of its subsidiaries or, to the best knowledge of Synchronoss, any of the persons listed in Schedule I hereto, on the one hand, and Intralinks or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

       Available Information. Pursuant to Rule 14d-3 promulgated under the Exchange Act, Synchronoss and Purchaser filed with the SEC the Schedule TO, of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, and such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Synchronoss filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

10. Source and Amount of Funds.

       We estimate that we will need approximately $821 million to purchase all of the issued and outstanding Shares, plus additional amounts for the repayment of approximately $80 million of Intralinks' existing indebtedness and approximately $38 million of Synchronoss' existing indebtedness and payment of related fees and expenses, in each case, at the closing of the Offer and the Merger (collectively, the "Closing Financing Obligations").

       Synchronoss has secured $900 million in term loan debt commitments (and $250 million in revolving facility debt commitments) from Goldman Sachs Bank USA ("Goldman"), Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, "CS") and Credit Suisse

Securities (USA) LLC ("CS Securities" and, together with CS and their respective affiliates, "Credit Suisse" and, together with Goldman, the "Debt Commitment Parties"), which are described in more detail in the section titled "Debt Financing" immediately below (the financing contemplated thereby, the "Debt Financing"). Subject to certain conditions, the term loans provided with respect to the Debt Financing will be fully drawn on the date of the closing of the Offer and available to Purchaser, together with Synchronoss' cash and cash equivalents and the cash and cash equivalents of Intralinks that are anticipated to be available to Synchronoss immediately following the consummation of the Merger, to satisfy the Closing Financing Obligations. Synchronoss had estimated cash and cash equivalents of approximately $123 million as of September 30, 2016 and Intralinks had estimated cash and cash equivalents and investments available for sale of approximately $47 million as of September 30, 2016. Subject to certain conditions, up to $10 million of the revolving facility provided with respect to the Debt Financing (plus additional amounts for certain other fees) may be drawn on the date of the closing of the Offer and available to Purchaser if needed to satisfy Closing Financing Obligations.

       In the event that we do not receive the proceeds of the Debt Financing we will not be capable of purchasing or obligated to purchase Shares in the Offer. If we do, however, receive the proceeds of the Debt Financing, then we will be obligated to accept the Shares tendered in the Offer at the expiration of the Offer (as it may be extended) subject to the satisfaction of the other Offer Conditions. See Section 15—"Conditions of the Offer" for further details.

  Debt Financing

       Synchronoss has received a debt commitment letter (the "Debt Commitment Letter") from the Debt Commitment Parties to provide, subject to the conditions set forth in the Debt Commitment Letter, to Synchronoss a $900 million senior secured term loan facility (the "Term Facility") and a $250 million senior secured revolving credit facility (the "Revolving Facility" and, together with the Term Facility, the "Credit Facilities"). The Term Facility is expected to be drawn in full at the closing of the Credit Facilities (and if needed up to $10 million of the Revolving Facility (plus additional amounts to fund certain other fees) may be drawn at the closing of the Credit Facilities), for the purpose of financing the Offer and the Merger, refinancing certain of Synchronoss' and Intralinks' existing indebtedness, and paying related fees and expenses.

       The Term Facility will have a term of seven years and the Revolving Facility will have a term of five years.

       The commitment of the Debt Commitment Parties with respect to the Credit Facilities will remain effective and available to Synchronoss until the earlier to occur of (i) prior to the consummation of the Offer and the Merger, the termination of the Merger Agreement by Synchronoss in writing or with Synchronoss' written consent or otherwise in accordance with its terms, (ii) the consummation of the Offer and the Merger with or without the funding of the Credit Facilities and (iii) 11:59 p.m., Eastern time, on April 7, 2017. The documentation governing the Debt Financing has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in the Debt Commitment Letter.

       Each of Synchronoss and Purchaser has agreed to use its reasonable best efforts to arrange and obtain the proceeds of the Debt Financing on the terms and conditions described in the Debt Commitment Letter. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, each of Synchronoss and Purchaser must use its reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Offer and the Merger in either case on terms and conditions not materially less favorable (taken as a whole) Synchronoss than the terms and conditions set forth in the Debt Commitment Letter (giving effect to any rights of the financing sources to adjust certain terms contained therein).

       Although the Debt Financing described in this document is not subject to a due diligence or "market out," such financing may not be considered assured. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the Debt Financing described herein is not available.

       The availability of the Credit Facilities is subject, among other things, to the consummation of the Offer and the Merger in all material respects in accordance with the terms of the Merger Agreement (without any modifications, amendments or express waivers or consents by Synchronoss or Purchaser that are materially adverse to the Debt Commitment Parties without their consent), the absence of a "Company Material Adverse Effect" (as defined in the Merger Agreement and as described below in Section 11—"The Transaction Documents") as of immediately prior to the Expiration Time, payment of required fees and expenses, the substantially simultaneous refinancing of certain existing debt of the Synchronoss and Intralinks, delivery of certain historical and pro forma financial information, delivery of documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, affording the Debt Commitment Parties a period of time to syndicate the Credit Facilities, the execution of certain guarantees and the creation and perfection of certain security interests, the truthfulness and correctness of specified Merger Agreement representations and certain specified representations under the Credit Facilities in all material respects, and the negotiation, execution and delivery of definitive documentation.

       Debt Financing Roles. Goldman and CS Securities have been appointed as lead arrangers and joint book-runners for the Credit Facilities. Goldman has been appointed as administrative agent for the Credit Facility (the "Administrative Agent").

       Interest Rate. Loans under the Credit Facilities are expected to bear interest, at Synchronoss' option, at a rate equal to LIBOR (for the applicable interest period) or an alternate base rate, in each case, plus a spread.

       Prepayments and Amortization. Synchronoss will be permitted to make voluntary prepayments under the Term Facility at any time, subject to a prepayment premium in an amount equal to 1.00% of the amount prepaid prior to the date that is six months from the closing date of the Term Facility solely to the extent such prepayment is in connection with certain refinancings or amendments that reduce the effective yield of the debt and, if applicable, any LIBOR breakage costs. Loans under the Term Facility will amortize 1% per annum in equal quarterly installments until the final maturity date. The remaining aggregate principal amount of loans under the Term Facility will be due on the maturity date. The loans under the Term Facility will be subject to customary mandatory prepayment provisions, including prepayments to be made with the net proceeds of asset sales, insurance recovery events and certain incurrences of indebtedness, and from annual "excess cash flow", in each case subject to certain conditions to be agreed. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed. Amounts repaid under the Revolving Facility may be reborrowed.

       Guarantors. The obligations of Synchronoss under the Credit Facilities (and under interest rate protection or other hedging arrangements and cash management and treasury arrangements entered into with any Debt Commitment Parties (or any affiliates of the foregoing)) will be unconditionally guaranteed jointly and severally on an equal priority senior secured basis by each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. restricted subsidiary of Synchronoss, subject to certain exclusions (including as relates to materiality thresholds).

       Security. The obligations of Synchronoss and the guarantors under the Credit Facilities and under interest rate protection or other hedging arrangements and cash management and treasury arrangements entered into with any Debt Commitment Parties (or any affiliates of the foregoing), will be secured, subject to permitted liens and other agreed upon exceptions on a senior basis by a perfected security interest in substantially all of Synchronoss' and each guarantor's existing or after-acquired personal property, including capital stock directly held by the Synchronoss or any guarantor (limited, in the case of first-tier foreign subsidiaries of Synchronoss or any subsidiary of Synchronoss that is a guarantor, to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such subsidiaries). If certain security is not provided at closing despite the use of commercially reasonable efforts to do so, the delivery of such security will not be a condition precedent to the availability of the Credit Facility on the closing date, but instead will be required to be delivered within 60 days following the closing date pursuant to arrangements to be mutually agreed and subject to extensions to be agreed by the Administrative Agent in its sole discretion.

       Other Terms. The Credit Facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions. The Credit Facilities will also include customary events of default including a change of control to be defined.

       The foregoing summary of certain provisions of the Debt Commitment Letter is qualified by reference to the Debt Commitment Letter itself, which is incorporated herein by reference. We have filed a copy of the Debt Commitment Letter as Exhibit (b)(i) to the Schedule TO, which is incorporated by reference.

11. Background of the Offer; Past Contacts or Negotiations with Intralinks.

       The following is a description of contacts between representatives of Synchronoss or Purchaser with representatives of Intralinks that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of Intralinks' activities relating to these contacts, please refer to Intralinks' Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

  Background of the Offer

       As part of its ongoing efforts to strengthen its technology solutions and offerings, Synchronoss periodically evaluates potential acquisition targets that it believes may supplement the scale and scope of its enterprise initiatives and technological portfolio. Intralinks was one of several companies that Synchronoss held discussions with in the past regarding the enterprise sector. In an effort to ensure long term success of the new enterprise business, Synchronoss also hired an executive search firm that was focused on finding candidates for either CEO of Synchronoss, member of the Synchronoss board of directors (the "Synchronoss Board"), or a senior executive to run the enterprise portion of the Synchronoss business.

       On June 12, 2016, Stephen G. Waldis, the Chief Executive Officer of Synchronoss, and Ronald W. Hovsepian, the President and Chief Executive Officer of Intralinks, had a conversation regarding Mr. Hovsepian's interest in joining Synchronoss as its Chief Executive Officer, or secondly a possible member of the Synchronoss Board. The conversation included discussions with respect to Mr. Hovsepian's enterprise expertise and other relevant background information. Later in June 2016, Messrs. Waldis and Hovsepian engaged in a conversation regarding potential partnerships between Synchronoss and Intralinks. During that conversation, they informally discussed potential areas where the companies could work together, as well as the possibility of a strategic relationship between the two companies.

       On June 22, 2016, members of the senior management of both Synchronoss and Intralinks met in New York, New York to discuss a potential joint partnership on customer opportunities. Additional meetings between representatives of Synchronoss and senior members of Synchronoss and Mr. Hovsepian took place on June 30, 2016 where the parties discussed recent developments in the companies' respective businesses and the possibility of Mr. Hovsepian joining Synchronoss in one of the capacities previously indicated.

       On July 15, 2016, the parties signed a nondisclosure agreement to continue discussions regarding a potential business relationship.

       On July 27, 2016, at a regularly scheduled meeting, members of Synchronoss management made a presentation to the Synchronoss Board regarding a number of potential acquisition opportunities, including a possible strategic transaction with Intralinks.

       On August 17, 2016, Synchronoss management again made a presentation to the Synchronoss' Board regarding potential acquisition opportunities, including a potential strategic transaction with Intralinks.

       On August 18, 2016, technical discussions were held between members of the Synchronoss and Intralinks teams.

       On September 13, 2016, Messrs. Waldis and Hovsepian and other representatives of both companies met in person to discuss enterprise strategy and various market opportunities.

       J.P. Morgan Securities LLC ("J.P. Morgan"), the investment bank acting on behalf of Intralinks as a financial advisor, subsequently informed PJT Partners LP ("PJT"), the investment bank acting on behalf of Synchronoss, that Intralinks was commencing a process with respect to a sale of Intralinks and requested that Synchronoss execute a form of non-disclosure agreement in connection with its sale process. Accordingly, on September 21, 2016, Synchronoss and Intralinks signed a nondisclosure agreement in connection with Intralinks' acquisition process. The non-disclosure agreement included standstill provisions as well as a non-solicitation provision pursuant to which Synchronoss agreed not to solicit Intralinks employees for a period of 12 months from September 21, 2016.

       On October 4, 2016, a series of meetings took place in Boston, Massachusetts between representatives of Intralinks and Synchronoss in order to discuss the potential acquisition of Intralinks by Synchronoss and further discuss each party's products.

       On October 12, 2016, Synchronoss requested a call with Intralinks to obtain additional financial information from Intralinks and to discuss related matters.

       On October 14, 2016, the Synchronoss Board, in consultation with members of senior management, reviewed and considered submitting an indication of interest to acquire Intralinks for a purchase price of $11.50 per share in cash. Much of the material was provided by PJT. After additional deliberation, the Synchronoss Board directed management to submit the indication of interest.

       On October 20, 2016, Synchronoss submitted in writing its initial, non-binding indication of interest to acquire Intralinks for $11.50 per share in cash to Intralinks (the "Initial Proposal"). The Initial

Proposal stated that it was preliminary, non-binding and based on certain assumptions and that the acquisition was subject to satisfaction of certain conditions and further due diligence.

       On October 24, 2016, PJT contacted J.P. Morgan regarding the Initial Proposal. J.P. Morgan indicated it believed the Initial Proposal contemplated at a price per share at a range below the range at which Intralinks would consider.

       At a regularly scheduled meeting on October 26, 2016, the Synchronoss Board received an update from Synchronoss' management regarding the status of the due diligence in respect of, and negotiations with, Intralinks.

       On November 2, 2016, in response to a request by Synchronoss, Intralinks senior management hosted a financial due diligence call with members of Synchronoss senior management.

       On November 4, 2016, the Synchronoss Board met to receive an update from members of Synchronoss senior management regarding Synchronoss' due diligence efforts in respect of Intralinks and Intralinks' financials. Much of the material was provided by PJT. Based on information presented to it at this meeting, the Synchronoss Board approved an increase to the price per share of Intralinks from $11.50 per share to $12.00 per share, in cash (the "Second Proposal").

       On November 4, 2016, PJT, at the direction of Synchronoss' management, orally submitted the Second Proposal to J.P. Morgan. J.P. Morgan subsequently contacted PJT seeking a higher price per share for Intralinks.

       On November 7, 2016, Mr. Waldis contacted the Synchronoss Board regarding the Second Proposal and the subsequent response received from J.P. Morgan. Following this outreach to the Synchronoss Board, at the direction of the Synchronoss Board, Synchronoss Management instructed PJT to convey to J.P. Morgan that Synchronoss may be willing to increase the Second Proposal.

       On November 8, 2016, PJT held a call with J.P. Morgan where PJT indicated Synchronoss' potential willingness to increase the price per share being offered above $12.00, but requested guidance from J.P. Morgan regarding the reasons it believed such increase was warranted. That same day, Mr. Waldis sent an email to the Synchronoss Board informing them of the continuing conversations between PJT and J.P. Morgan. During various telephone calls with members of the Synchronoss Board, it was agreed that Synchronoss should propose an increased offer of $12.40 per share in cash consideration to Intralinks and Synchronoss management directed PJT to discuss the increased offer amount with J.P. Morgan. During the conversations among member of the Synchronoss Board and Synchronoss management, the Synchronoss Board discussed how a financing contingency impacted the Synchronoss Board's willingness to pay a higher price, exclusivity, among other considerations as to why an increased offer would be acceptable.

       On November 9, 2016, PJT again called J.P. Morgan to communicate the increased offer of $12.40 per share (the "Third Proposal"). PJT indicated to J.P. Morgan that there was no financing contingency associated with the Third Proposal. Synchronoss additionally indicated that while Intralinks was its preferred alternative, if it was unable to reach agreement on price and on a timetable that would allow it to announce an offer in 2016, Synchronoss would feel compelled to pursue other strategic alternatives to further advance its stated strategic objectives.

       On November 10, 2016, Messrs. Waldis and Hovsepian held discussions in which Mr. Hovsepian sought a further price per share increase. Mr. Hovsepian's rationales for the further price per share increase included additional synergistic savings and potential opportunities for the companies to work together for increased revenue opportunities.

       On November 11, 2016, the Synchronoss Board met and Mr. Waldis provided an update to the Synchronoss Board regarding his discussions with Mr. Hovsepian. The Synchronoss Board discussed a number of factors as to whether they would approve a further increase to the Third Proposal or continue with negotiations, and indicated that any increase and continuation of negotiations would be premised on Intralinks entering into an exclusivity agreement and a target deal announcement date of December 6, 2016. At the meeting, the Synchronoss Board approved an increased offer of $12.75 per share in cash (the "Fourth Proposal"). On the same date, Mr. Waldis presented the Fourth Proposal to Mr. Hovsepian, with a targeted signing date of December 6, 2016 and conditioned upon Intralinks stopping any alternative acquisition discussions that were then pending. Synchronoss also requested an exclusivity period until December 6, 2016, and more clarity on the timing for Intralinks to determine if Intralinks would enter into negotiations for a definitive acquisition agreement.

       On November 13, 2016, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, legal counsel to Synchronoss ("Gunderson"), provided Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden"), legal counsel to Intralinks, a draft of the Merger Agreement. A draft of the form of Tender Agreement that Synchronoss requested be executed concurrently with the Merger Agreement by certain Intralinks stockholders was subsequently delivered to Skadden by Gunderson on November 24, 2016.

       Between November 13, 2016 and December 5, 2016, representatives of Synchronoss and its advisors, including Gunderson and PJT, and Intralinks and its advisors, including Skadden and J.P. Morgan, negotiated the Merger Agreement and the form of Tender Agreement, and multiple drafts of these agreements were exchanged between the two sides.

       On November 14, 2016, Intralinks' management visited Synchronoss' New Jersey headquarters to continue the due diligence process and further evaluate product and financial synergies between the two companies. Additionally, on November 14, 2016, Synchronoss and Intralinks signed an exclusivity agreement whereby Intralinks granted exclusivity to Synchronoss until December 6, 2016. Following the grant of exclusivity, Intralinks provided Synchronoss and its various legal and financial advisors access to a virtual data room.

       On December 1, 2016, J.P. Morgan informed PJT that the Intralinks Board would not approve a transaction with Synchronoss unless the bid price was increased to $13.00 per share in cash. Messrs. Waldis and Hovsepian also discussed on December 1, 2016 whether Synchronoss would increase the per share price being offered by Synchronoss to $13.00 in cash.

       From December 1, 2016 through December 2, 2016, Mr. Waldis contacted members of the Synchronoss Board to determine whether they would support increasing the price per share of the offer to $13.00. All members of the Synchronoss Board indicated they would be supportive of increasing the price per share of the offer to $13.00 in cash.

       On December 2, 2016, Mr. Waldis informed Mr. Hovsepian that Synchronoss would agree to increase the offer to $13.00 per share in cash (the "Final Proposal"), but stated that the offer represented Synchronoss' "best and final" offer and was conditioned on Intralinks' agreement to Synchronoss' position on certain provisions of the Merger Agreement.

       Between December 2 and December 5, 2016, representatives from Gunderson, Mr. Waldis and Ronald J. Prague, Synchronoss' General Counsel, held multiple conference calls with representatives of

Skadden, Mr. Hovsepian and Scott Semel, Intralinks' General Counsel, to negotiate the remaining terms of the Merger Agreement. Following such negotiations, Gunderson and Skadden prepared an execution version of the Merger Agreement reflecting the Final Proposal and other agreed-upon terms.

       On December 5, 2016, each of the Intralinks Board and the Synchronoss Board met separately and received presentations from their respective legal and financial advisors. Following such presentations, each of the Intralinks Board and the Synchronoss Board approved and declared advisable the Merger Agreement and related transactions; thereafter, the parties executed the Merger Agreement and related documents, including the Tender Agreements.

       On December 6, 2016, Synchronoss and Intralinks issued a joint press release announcing the transaction.

12. The Transaction Agreements.

The Merger Agreement.

       The following is a summary of the material provisions of the Merger Agreement. The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as an exhibit to the Schedule TO and is incorporated herein by reference. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact but, rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by Intralinks' stockholders. None of Intralinks' stockholders or any other third parties should rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Synchronoss, Purchaser, Intralinks or any of their respective subsidiaries or affiliates. The Merger Agreement and this summary are not intended to modify or supplement any factual disclosures about Synchronoss or Intralinks, and should not be relied upon as disclosure about Synchronoss or Intralinks without consideration of the periodic and current reports and statements that Synchronoss and Intralinks file with the SEC. Factual disclosures about Synchronoss and Intralinks contained in public reports filed with the SEC may supplement, update or modify the factual disclosures contained in the Merger Agreement. Capitalized terms used in this Section 12 and not otherwise defined will have the respective meanings assigned thereto in the Merger Agreement.

The Offer.

       The Merger Agreement provides for the commencement of the Offer within ten business days of December 5, 2016. The obligations of Purchaser, and of Synchronoss to cause Purchaser, to consummate the Offer are subject only to the satisfaction and/or waiver (to the extent permitted under the Merger Agreement) by Purchaser of the conditions described in Section 15—"Conditions of the Offer" (the "Offer Conditions"). Purchaser has reserved the right, at any time, to, in its sole discretion, waive, in whole or in part, any Offer Condition or modify the terms of the Offer, except that, without the prior written consent of Intralinks, unless otherwise permitted by the Merger Agreement, Purchaser cannot (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price or change the form of consideration payable pursuant to the Offer, (iii) modify or waive the Minimum Tender Condition, (iv) extend the Expiration Date or provide a "subsequent offering period" within the meaning of Rule 14d-11 under the Exchange Act, (v) add to the Offer Conditions or amend any of the Offer Conditions in a manner adverse to the holders of Shares (including, for the avoidance of doubt, to make any condition to the Offer more onerous) or (vi) otherwise amend or supplement any term of the Offer in a manner adverse to the holders of Shares. Synchronoss and Purchaser have agreed to ensure that they and their respective controlled affiliates will tender any Shares held by them into the Offer.

       The Offer is initially scheduled to expire at the Expiration Time and the Expiration Date.

       The Merger Agreement provides that the Expiration Time may be extended by Purchaser for any period agreed by Synchronoss and Intralinks. In addition, the Merger Agreement provides that, if on or prior to any then scheduled Expiration Date any of the Offer Conditions have not been satisfied or, to the extent waivable by Synchronoss or Purchaser pursuant to the Merger Agreement and applicable law, waived by Synchronoss or Purchaser, Purchaser will extend the Offer for successive periods of five business days each, in order to permit the satisfaction of such conditions. However, if the sole then unsatisfied condition is the Minimum Tender Condition, Purchaser may in its discretion extend the Offer and will be obligated to extend the Offer, if and only if, Intralinks delivers to Purchaser a written request that Purchaser extend the Offer (it being agreed that the maximum aggregate number of days that Purchaser will be required to extend the Offer pursuant to such a request is 20 business days).

       However, Purchaser will not be required to, and without Intralinks' prior written consent will not, extend the Offer beyond the earlier of (i) the End Date and (ii) the termination of the Merger Agreement in accordance with the terms thereof (the provisions of which are summarized in this Section 12—"The Transaction Agreements—The Merger Agreement.").

       Purchaser may not, without Intralinks' prior written consent, extend the Offer if all of the Offer Conditions have been satisfied, except, following written notice to Intralinks, Purchaser will extend the Offer: (i) for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof or NASDAQ or NYSE applicable to the Offer or as required by applicable law; and (ii) for one or more periods of not more than five business days each if, at any then scheduled Expiration Date, the Marketing Period has not expired and the proceeds of the Financing in the amount of the aggregate Offer Price have not been received by Synchronoss or Purchaser as of such Expiration Date; provided, however, that Purchaser will not extend the Offer pursuant to clause (ii) of this sentence for more than one business day after the date of expiration of the Marketing Period.

       The Merger Agreement further provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Purchaser will, and Synchronoss will cause Purchaser to, (i) as soon as practicable (and in any event within one business day) after the Expiration Time, accept for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer (the time of such acceptance, the "Offer Acceptance Time") and (ii) as soon as practicable (and in any event within three business days) after the Offer Acceptance Time, pay for all such Shares (subject to any applicable tax withholding pursuant to the Merger Agreement). Synchronoss has agreed to provide or cause to be provided to Purchaser (or to the Depositary on behalf of Purchaser) on a timely basis the consideration necessary to pay for any Shares that Purchaser accepts for payment pursuant to the Offer.

The Merger; Effective Time; Closing.

       The Merger Agreement provides that, at the Effective Time, Purchaser will merge with and into Intralinks, the separate corporate existence of Purchaser will cease and Intralinks will continue as the

Surviving Corporation. The Merger will be governed by Section 251(h) of the DGCL and assuming all of the conditions of Section 251(h) are satisfied, will be effected without the adoption of the Merger Agreement by the stockholders of Intralinks. Unless the Merger Agreement is terminated in accordance with its terms, the closing of the Merger (the "Closing") will take place as soon as practicable following the Offer Acceptance Time (and in any event within one business day following the Offer Acceptance Time), except if the conditions to closing set forth in Article VII of the Merger Agreement (the "Merger Closing Conditions") have not been satisfied or, to the extent permissible by applicable law, waived as of such date, in which case on the first business day on which all the Merger Closing Conditions are satisfied or, to the extent permissible by applicable law, waived, unless another date, place or time is agreed to in writing by the parties.

Organizational Documents, Directors and Officers of the Surviving Corporation.

       The Merger Agreement provides that at the Effective Time, the Certificate of Incorporation and the Bylaws of the Surviving Corporation will be amended and restated to read in forms agreed to by Synchronoss and Intralinks. In addition, the parties have agreed to cause the directors and officers of Purchaser immediately prior to the Effective Time to be the initial directors and officers of the Surviving Corporation until their successors have been elected and qualified.

Conversion and Surrender of Shares.

       Pursuant to the Merger Agreement, each Share (including unvested Shares and Shares issued pursuant to unvested Intralinks RSUs that are accelerated immediately prior to the Effective Time) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Shares owned by Intralinks as treasury stock) will automatically be cancelled and converted into the right to receive an amount of cash equal to the Per Share Merger Consideration ($13.00). Thereafter the holders will not have any rights with respect to the Shares, except the right to receive the Per Share Merger Consideration. The Per Share Merger Consideration paid in respect of Shares will be without interest and subject to any required withholding taxes.

       On or prior to the Effective Time, Synchronoss will deposit, or cause to be deposited, with the Depositary the cash payable under the Merger Agreement. To receive the cash payable for the Shares in the Merger, holders of Shares will need to follow exchange procedures set forth in letter of transmittal that will be sent by the Depositary to each Intralinks stockholder of record immediately prior to such Merger. The letter of transmittal will contain instructions for obtaining the Per Share Merger Consideration for the Shares. Until surrendered outstanding certificates and uncertificated Shares will evidence only the right to receive the Per Share Merger Consideration.

       At the Effective Time, each share of common stock, par value $0.001 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation.

       If, between December 5, 2016 and the Effective Time, any change in the outstanding Shares occur as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change, the Offer Price and Per Share Merger Consideration will be equitably adjusted to reflect such change.

Treatment of Intralinks Stock Options, Intralinks Unvested Shares, Intralinks RSUs, Intralinks PSUs and Intralinks ESPP.

       The Merger Agreement provides, subject to the terms and conditions thereof, the Intralinks Options, Intralinks Unvested Shares, Intralinks RSUs, Intralinks PSUs and Intralinks ESPP will be treated as follows:

         Intralinks Option Cash-Out:    Each In the Money Intralinks Option that is outstanding and vested immediately prior to the Effective Time, will be cancelled and converted into the right to receive an amount of cash, without interest, equal to (i) the number of Shares subject to such In the Money Intralinks Option multiplied by (ii) the Per Share Merger Consideration less the exercise price per share of such In the Money Intralinks Option in effect immediately prior to the Effective Time; provided that the Surviving Corporation and Synchronoss will be entitled to deduct and withhold from such amount the amount of any required withholding tax. The amount payable will be rounded to the nearest cent and computed after aggregating cash amounts for all In the Money Intralinks Options represented by a particular grant and will be paid by Synchronoss or its designees no later than the second regularly scheduled payroll cycle of Synchronoss following the Closing Date. If an Intralinks Option has a per share exercise price equal to or greater than the Per Share Merger Consideration then it will be cancelled without consideration.

         Intralinks Option Rollover.    Each Rollover Option will, as of the Effective Time, be assumed by Synchronoss. Each such Rollover Option will continue to have, and be subject to, the same terms and conditions as are in effect immediately prior to the Effective Time (including with respect to vesting), except that (i) such option will be exercisable for that number of whole shares of Synchronoss' common stock equal to the product (rounded down to the next whole number of shares of Synchronoss' common stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of Shares that were issuable upon exercise of such option immediately prior to the Effective Time and the Exchange Ratio (rounded down to the next whole number of shares of Synchronoss' common stock, with no cash being payable for any fractional share eliminated by such rounding), (ii) the per share exercise price for the shares of Synchronoss' common stock issuable upon exercise of such Rollover Option will be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per Share at which such In the Money Intralinks Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, and (iii) Synchronoss' board of directors or a committee thereof will succeed to the authority of the Intralinks Board or any committee thereof with respect to the Rollover Options and Intralinks' Option Plans. Each In the Money Intralinks Option that is unvested and outstanding immediately prior to the Effective Time and held by a person other than a Continuing Employee shall not be assumed, substituted or converted by Synchronoss and shall be cancelled and extinguished for no consideration.

         Intralinks Unvested Shares:    Each Unvested Intralinks Shares which is not accelerated as of immediately prior to the Effective Time will be forfeited at such time pursuant to the terms of the operative agreements governing such Unvested Intralinks Shares and will not be assumed, substituted or converted by Synchronoss.

         Intralinks RSUs:    Each Rollover RSU will, as of the Effective Time, be assumed by Synchronoss. Each such Rollover RSU will continue to have, and be subject to, the same terms and conditions as are in effect immediately prior to the Effective Time (including with respect to vesting), except that (i) such Rollover RSU will be settled by the issuance of that number of whole shares of Synchronoss' common stock equal to the product of the number of Shares that were issuable upon settlement of such Rollover RSU immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the next whole number of shares of Synchronoss' common stock, with no cash being payable for any fractional share eliminated by such rounding)

  and (ii) Synchronoss' board of directors or a committee thereof will succeed to the authority of the Intralinks Board or any committee thereof with respect to the Rollover RSUs and Intralinks' Option Plans. Each Intralinks RSU that is outstanding immediately prior to the Effective Time and is held by a person other than a Continuing Employee will not be assumed, substituted or converted by Synchronoss and will be cancelled and extinguished for no consideration.

         Intralinks PSUs:    Each Rollover PSU will be assumed by Synchronoss. Each such Rollover PSU will continue to have, and be subject to, the same terms and conditions as are in effect immediately prior to the Effective Time, including with respect to vesting except that (i) any vesting milestones associated with the trading price of Shares will be adjusted to reference the trading price of Synchronoss' common stock based on the ratio between the Per Share Merger Consideration and the Synchronoss Stock Price, (ii) such Rollover PSU will be settled by the issuance of that number of whole shares of Synchronoss' common stock equal to the product of the number of Shares that were issuable upon settlement of such Rollover PSU immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the next whole number of shares of Synchronoss' common stock, with no cash being payable for any fractional share eliminated by such rounding) and (iii) Synchronoss' board of directors or a committee thereof will succeed to the authority of the Intralinks Board or any committee thereof with respect to the Rollover PSUs and Intralinks' Option Plans. The adjustment of vesting milestones associated with the trading price of Shares will be adjusted by (1) dividing the Per Share Merger Consideration by the applicable trading price milestone and (2) dividing the Synchronoss Stock Price by the quotient obtained in clause (1), with the result being the new trading price milestone with respect to the Synchronoss' common stock applicable to the Rollover PSU. Each Intralinks PSU that is outstanding immediately prior to the Effective Time and is held by a person other than a Continuing Employee will not be assumed, substituted or converted by Synchronoss and will be cancelled and extinguished for no consideration.

         Intralinks ESPP:    Intralinks has agreed to take all actions necessary pursuant to the terms of the Intralinks ESPP in order to shorten the Current Offerings such that a new purchase date for each such Current Offering will occur prior to the Effective Time and Shares may be purchased by participants in the Intralinks ESPP prior to the Effective Time. Any Shares so purchased will be cancelled effective as of the Effective Time and converted into a right of each respective Intralinks ESPP participant to receive, at the Effective Time, an amount in cash equal to (i) the total number of Shares purchased on his or her behalf multiplied by (ii) the Per Share Merger Consideration.

       The Merger Agreement provides that, prior to the Effective Time, Intralinks will take all steps that may be reasonably necessary or required so that dispositions of Intralinks equity securities (including derivative securities) pursuant to the Merger by each director or officer of Intralinks who is subject to Section 16 of the Exchange Act will be an exempt transaction for purposes of Section 16 of the Exchange Act.

       Synchronoss has agreed to prepare and file with the SEC a registration statement on Form S-8 covering the shares of Synchronoss' common stock issuable upon settlement of the Rollover Options and Rollover RSUs assumed by Synchronoss.

Withholding Rights.

       The Merger Agreement provides that Synchronoss, the Surviving Corporation and the paying agent will be entitled to deduct and withhold from the consideration otherwise payable under the Merger Agreement to any holder of any Shares, any Intralinks Options, any Intralinks RSUs, any Intralinks PSUs, any certificates or any uncertificated Shares as required by the Internal Revenue Code of 1986, as amended, or any other applicable law.

Representations and Warranties.

       In the Merger Agreement, Intralinks has made on behalf of itself and its subsidiaries, representations and warranties to Synchronoss and Purchaser, except as disclosed in the disclosure letter to the Merger Agreement or certain disclosure in Intralinks' SEC filings prior to December 5, 2016, including representations relating to:

  •
  organization, standing, corporate power; subsidiaries;

  •
  capital structure;

  •
  authority and non-contravention;

  •
  SEC filings, financial statements; internal controls;

  •
  absence of certain changes;

  •
  litigation;

  •
  compliance with laws; governmental permits;

  •
  title to property and assets;

  •
  intellectual property;

  •
  environmental matters;

  •
  taxes;

  •
  employee benefit plans and labor matters;

  •
  interested-party transactions;

  •
  insurance;

  •
  brokers and advisors; fairness opinion;

  •
  customers;

  •
  suppliers;

  •
  material contracts;

  •
  export control laws; and

  •
  information supplied.

       In the Merger Agreement, Synchronoss and Purchaser have made customary representations and warranties to Intralinks, including representations relating to:

  •
  organization, standing and power;

  •
  authority; non-contravention;

  •
  no prior Purchaser operations;

  •
  Intralinks stock ownership;

  •
  information supplied;

  •
  litigation;

  •
  brokers and advisors;

  •
  financing;

  •
  Synchronoss' contracts; and

  •
  solvency.

Material Adverse Effect.

       Some of the representations and warranties in the Merger Agreement made by Intralinks are qualified by "materiality" or "Company Material Adverse Effect." For purposes of the Merger Agreement, "Company Material Adverse Effect means any change, event, occurrence, condition or effect (each, an "Effect") that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by Intralinks in the Merger Agreement would be materially adverse to (i) the ability of Intralinks to consummate the transactions contemplated by the Merger or (ii) the business, financial condition or results of operations of Intralinks and its subsidiaries, taken as a whole, except to the extent that any such Effect arises out of, results from or is related to:

  •
  general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world;

  •
  changes or conditions generally affecting the industries in which Intralinks and its subsidiaries operate;

  •
  changes in applicable law, or United States generally accepted accounting principles or accounting regulations or principles or interpretations thereof, that apply to Intralinks and its subsidiaries;

  •
  any outbreak or escalation of armed hostilities or war (whether or not declared), military actions or acts of sabotage or terrorism;

  •
  earthquakes, hurricanes, tornadoes, floods, tsunamis or other natural disasters;

  •
  changes in the trading volume or trading prices of Intralinks' capital stock in and of themselves (provided that such exception will not apply to any underlying Effect that may have caused such change in the trading prices or volumes);

  •
  any failure, in and of itself, to meet any published analyst estimates or expectations of Intralinks' revenue, earnings or other financial performance or results of operations for any period and any resulting analyst downgrades of Intralinks' securities , or any failure in and of itself to meet Intralinks' internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (provided that such exception do not apply to any underlying effect that may have caused such failure or such downgrades);

  •
  the negotiation, execution, delivery or performance of the Merger Agreement, the identity of Synchronoss or the announcement, pendency or consummation of the transactions contemplated by the Merger Agreement (including the effect thereof on relationships, contractual or otherwise, of Intralinks or any of its subsidiaries with customers, suppliers, partners, employees or governmental entities), and including any legal proceeding arising out of, resulting from or related to the transactions contemplated by the Merger Agreement or any demand, action, claim or proceeding for appraisal of any Shares pursuant to the DGCL in connection therewith; or

  •
  the compliance with the terms of, or taking any action under, the Merger Agreement.

       However, the exceptions in the first five bullet points above do not apply to the extent that such Effects described therein disproportionately affect Intralinks and its subsidiaries, taken as a whole, as compared to other participants in Intralinks' and its subsidiaries' industry; provided, further, that that the exceptions in second to last bullet point does not apply in the context of the representations and warranties in Sections 3.3(b), 3.9(d) and Section 3.12(j) of the Merger Agreement.

Conduct of Business Pending the Merger.

       The Merger Agreement provides that, during the period from December 5, 2016 and continuing until the earlier of the termination of the Merger Agreement and the Offer Acceptance Time (except as set forth in disclosure letter to the Merger Agreement, expressly permitted, contemplated or required by the Merger Agreement, as required by applicable law or the rules and regulations of the NYSE, or as consented to in writing by Synchronoss (which consent may not be unreasonably, conditioned or delayed)) Intralinks will, and will cause each of its subsidiaries to do the following:

  •
  conduct the business in all material respects in the ordinary course consistent with past practice; and

  •
  notify Synchronoss, and give Synchronoss the reasonable opportunity to be consulted regarding the initiation, defense or settlement of, any material legal proceeding to which Intralinks or any of its subsidiary is a party or, in the case of defense or settlement, that is to the knowledge of Intralinks threatened against Intralinks, any of its subsidiaries or any director, officer or employee of Intralinks or any of its subsidiaries in their capacity as such (in each case other than (i) routine legal proceedings initiated, defended or settled in the ordinary course of business consistent with past practice, (ii) legal proceedings in which Intralinks and Synchronoss are adverse parties and (iii) legal proceedings related to tax matters); provided, however, that Intralinks will not be required to so notify or consult with Synchronoss to the extent Intralinks determines that such notice or consultation would reasonably be expected to (x) violate the terms of any confidentiality agreement or other contract with a third person entered into prior to December 5, 2016 (provided that Intralinks agreed to use its reasonable best efforts to obtain the required consent of such third person to such notice or consultation); (y) result in the loss of any attorney-client privilege (provided that Intralinks agreed to use its reasonable best efforts to allow for such notice or consultation in a manner that does not result in a loss of attorney-client privilege); or (z) violate any applicable law (provided that Intralinks agreed to use its reasonable best efforts to provide such notice or consultation in a manner that does not violate applicable law).

       In addition between December 5, 2016 and the earlier of the termination of the Merger Agreement and the Offer Acceptance Time, Intralinks has agreed not to, and to cause each of its subsidiaries not to, do certain matters (except as set forth in disclosure letter to the Merger Agreement, expressly permitted, contemplated or required by the Merger Agreement, as required by applicable law or the rules and regulations of the NYSE, or as consented to in writing by Synchronoss (which consent may not be unreasonably, conditioned or delayed)) including the following:

  •
  amend its certificate of incorporation or bylaws, or comparable organizational or governing documents;

  •
  declare or pay any dividend on or make any other distribution (whether in cash, stock or property) in respect of any of its capital stock (subject to certain limitations as set forth in the Merger Agreement);

  •
  except with respect to any wholly-owned subsidiary, adopt any resolution, plan or arrangement for liquidation, dissolution or winding-up;

  •
  split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, with certain exceptions;

  •
  repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock, with certain exceptions;

  •
  grant, confer, award, accelerate, amend, authorize cash payments in exchange for, or change the period of exercisability or vesting of any equity securities;

  •
  enter into, violate, terminate, amend, modify or waive material contracts, with certain exceptions;

  •
  issue, deliver or sell or authorize or propose the same with respect to voting debt, shares or other securities, with certain exceptions;

  •
  other than in the ordinary course of business consistent with past practice, except as otherwise permitted in the Merger Agreement, (i) hire any executive officers of Intralinks or hire any employees, or engage any consultants or independent contractors with guaranteed severance above a specified amount, (ii) terminate the employment other than for cause, change the title, office or position, or materially reduce the responsibilities of any employee of Intralinks or any of its subsidiaries with guaranteed severance above a specified amount, (iii) enter into, amend or extend the term of any employment agreement with any officer or employee with guaranteed severance above a specified amount, (iv) enter into, amend or extend the term of any consulting agreement with any consultant or independent contractor which includes any severance amount or (v) enter into any contract with a labor union or collective bargaining agreement (unless required by applicable law);

  •
  make any material loans or advances, forgive or discharge in whole or in part any material loans or advances, or amend or modify in any material respect any material loan previously granted, with certain exceptions;

  •
  sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate to the business of Intralinks, subject to certain exceptions;

  •
  incur any debt, subject to certain exceptions;

  •
  except as permitted by certain of Intralinks' existing credit facilities, enter into any leasing transaction of the type required to be capitalized in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the relevant period;

  •
  other than in the ordinary course of business consistent with past practices, make any capital expenditures, capital additions or capital improvements in excess of $2,000,000 in the aggregate;

  •
  other than in the ordinary course of business consistent with past practices, adopt or amend in any material respect any benefit plan or materially amend any compensation, benefit, entitlement, grant or award provided or made under any such plan; materially amend any deferred compensation plan; pay any special bonus or special remuneration;

  •
  grant or pay, or enter into any contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, subject to certain exceptions;

  •
  settle, offer to settle or agree to settle any pending or threatened legal proceeding; with certain exceptions;

  •
  acquire or agree to acquire any business or any entity or division thereof, or otherwise acquire or agree to acquire any assets, that are material, individually or in the aggregate, to Intralinks, or enter into any joint venture, strategic alliance or partnership;

  •
  other than in the ordinary course of business, (i) revoke or change any material election in respect of taxes, (ii) change any material accounting method in respect of material taxes, (iii) file any amendment to any material tax return or waive any material claim for tax refunds, (iv) enter into any closing agreement with respect to material taxes or settle any material claim or assessment in respect of taxes, or (v) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes, to the extent that doing so would reasonably be expected to result in a material incremental cost to the Surviving Corporation or any of its subsidiaries;

  •
  change accounting methods or practices or revalue any of its material assets, except as required by United Stated generally accepted accounting principles;

  •
  fail to use its reasonable best efforts to timely file any Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, in each case required to be filed between December 5, 2016 and the Closing;

  •
  enter into any contract for the purchase or sale of any real property or the lease of any real property involving an aggregate amount in excess of $150,000 per annum for any such lease;

  •
  except as permitted by certain of Intralinks' existing credit facilities, place any material encumbrance on any of its material properties, with certain exceptions;

  •
  enter into any material contract in which any Intralinks representative or stockholder (or any member of their immediate families) has an interest;

  •
  enter into or materially modify any contract for the joint development with any other person of any material product, system, software, content, technology or intellectual property right;

  •
  enter into any joint marketing or marketing support contract involving an expenditure by Intralinks or its subsidiaries in amount in excess of $250,000 per annum;

  •
  license, transfer, acquire or in engage in any other transaction regarding any material intellectual property right, other than in the ordinary course of business consistent with past practice; and

  •
  agree in writing or otherwise to take, any of the above described actions.

Limitations on Consideration of Other Acquisition Proposals.

       Intralinks has agreed that it (including the Intralinks Board and any committee thereof) and its subsidiaries will not, and will not authorize any of its or its subsidiaries' officers, directors, affiliates, employees, agents or advisors, including any investment bankers, brokers, attorneys, accountants, consultants or other representatives to, and Intralinks will exercise reasonable best efforts to cause such persons not to, directly or indirectly:

  •
  solicit, initiate or knowingly facilitate or encourage the making, submission or public announcement of any inquiry, indication of interest, proposal or offer that is or could reasonably be expected to lead to an Acquisition Proposal (as defined herein);

  •
  enter into, participate in, maintain or continue any communications or negotiations regarding, or deliver or knowingly make available to any person any non-public information with respect to (and for the purpose of soliciting or knowingly facilitating or encouraging), any unsolicited inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (other than informing persons of the provisions set forth in the Merger Agreement or contacting any person making any inquiry, indication of interest, proposal or offer to ascertain facts or clarify terms and conditions for the sole purpose of the Intralinks Board reasonably informing itself about such inquiry, indication of interest, proposal or offer; provided, that substantive discussions and negotiations regarding such inquiry, indication of interest, proposal or offer may only be effected pursuant to Section 6.1(c) of the Merger Agreement;

  •
  (i) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (ii) withhold, withdraw, qualify, amend or modify (or publicly propose or announce any intention or desire to withhold, withdraw, qualify, amend or modify), in a manner adverse to Synchronoss, the approval of the Intralinks Board of the Merger Agreement and/or any of the transactions contemplated by the Merger Agreement or the Intralinks Board Recommendation, (iii) fail to include the Intralinks Board Recommendation in the Schedule 14D-9, or (iv) fail to send to the Intralinks stockholders pursuant to Rule 14e-2 under the Exchange Act, within 10 business days after a tender or exchange offer relating to securities of Intralinks has been commenced by a person unaffiliated with Synchronoss and Intralinks, a statement disclosing that Intralinks unconditionally recommends rejection of such tender or exchange offer (any action or failure described in this bullet point, a "Change of Recommendation");

  •
  enter into any agreement in principle, memorandum of understanding, letter of intent, acquisition agreement or other contract (whether binding or not) with respect to any Acquisition Transaction (as defined herein) (other than an Acceptable Confidentiality Agreement (as defined herein)); or

  •
  resolve or agree to do any of things described in the foregoing bullet points.

       Intralinks also agreed to, and to cause its subsidiaries to, and to use reasonable best efforts to cause its representatives to, immediately cease any and all existing activities, discussions or negotiations with any person conducted prior to or on December 5, 2016 with respect to any Acquisition Proposal.

       An "Acquisition Proposal" means any agreement, offer, proposal or indication of interest (other than the Merger Agreement, the Offer, the Merger or any other offer, proposal or indication of interest by Synchronoss or any of its subsidiaries), or any public announcement of intention to enter into any such agreement or intention to make any offer, proposal or indication of interest, relating to an Acquisition Transaction.

       An "Acquisition Transaction" means any transaction, or series of related transactions (other than the Offer, the Merger or any other transaction involving Synchronoss or any of its subsidiaries), involving: (i) any acquisition or purchase by any person or group, directly or indirectly, of 20% or more of the outstanding voting securities of Intralinks or any securities of any subsidiary of Intralinks or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the outstanding voting securities of Intralinks; (ii) any merger, consolidation, business combination or similar transaction involving Intralinks or any subsidiary of Intralinks pursuant to which the stockholders of Intralinks immediately preceding such transaction hold securities representing 80% or less of the outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity); (iii) a sale or other disposition in a transaction or series of transactions by Intralinks or its subsidiaries of assets representing (x) 20% or more of the aggregate fair market value of the assets of Intralinks and its subsidiaries or (y) 20% or more of the consolidated net revenues, consolidated net income or consolidated book value of Intralinks and its subsidiaries immediately prior to such transaction or series of transactions; or (iv) any liquidation or dissolution of Intralinks, or any extraordinary dividend, whether of cash or other property, by Intralinks.

       An "Acceptable Confidentiality Agreement" means a customary confidentiality agreement (i) that contains provisions that are no less favorable in any material respect to Intralinks than those contained in the Non-Disclosure Agreement, including with respect to the treatment of confidential information and (ii) that does not include any provision for any exclusive right to negotiate with such person or having the actual or purported effect of restricting Intralinks from fulfilling its obligations under the Merger Agreement.

       Intralinks has agreed to advise Synchronoss (orally and in writing) within 48 hours after receipt of: (i) any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; or (ii) any request for non-public information (including access to any of the properties, books or records or Intralinks or any subsidiary of Intralinks) that could reasonably be expected to lead to an Acquisition Proposal. Such notice will describe the material terms and conditions of such inquiry, indication of interest, proposal, offer or request and the identity of the person or group submitting any such inquiry, indication of interest, proposal, offer or request. Intralinks is obligated to keep Synchronoss reasonably informed on a current basis of the status and material details of, and any material amendments or modifications to, any such inquiry, indication of interest, proposal, offer or request and provide to Synchronoss a true, correct and complete copy of all written and other materials and information provided to Intralinks or its representatives in connection with any such inquiry, indication of interest, proposal, offer or request, or a reasonable written summary thereof if such material or information is not written. Intralinks will not enter into any contract with any person that prohibits Intralinks from providing any information to Synchronoss in accordance with the Merger Agreement.

       In the event that any person or group submits to Intralinks (and does not withdraw) an unsolicited, written, bona fide Acquisition Proposal prior to the consummation of the Offer that did not result, directly or indirectly, from a breach of Intralinks' non-solicitation obligations under the Merger Agreement and the Intralinks Board (or any duly authorized committee thereof) concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) that such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal (as defined herein) (provided that Intralinks and its representatives may contact such person or group prior to such conclusion to clarify the terms and conditions thereof and solely to determine whether such Acquisition Proposal constitutes or would reasonably be expected to lead to, a Superior Proposal), then, Intralinks may (i) enter into discussions or negotiations with such person or group and the parties to the Tender Agreements regarding such Acquisition Proposal and (ii) deliver or make available to such person or group non-public information regarding Intralinks and its subsidiaries and afford access to the business, employees, officers, contracts, properties, assets, books and records of Intralinks and its subsidiaries to the person or group who made such Acquisition Proposal and such person's or group's representatives; provided that, each of the following conditions are satisfied:

  •
  the Intralinks Board will have concluded in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary obligations to the stockholders of Intralinks under applicable law;

  •
  prior to making available to any such person any material non-public information, Intralinks first has received from such person an executed Acceptable Confidentiality Agreement;

  •
  Intralinks provided Synchronoss with written notice of such actions within one business day of taking any such action in the bullet points above; and

  •
  prior to or substantially contemporaneously with delivering or making available any such non-public information to such person, Intralinks delivered or made available such non-public information to Synchronoss.

       A "Superior Proposal" means, with respect to Intralinks, an unsolicited, bona fide written offer submitted after December 5, 2016 and prior to the consummation of the Offer by a third person or group with respect to an Acquisition Transaction (with all percentages in the definition of Acquisition Transaction changed to 50%) that the Intralinks Board has concluded in good faith (following consultation with its outside legal counsel and a financial advisor of national standing), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the offer, including conditions to consummation and the person making the offer, would be, if consummated, more favorable to the stockholders of Intralinks (in their capacities as stockholders) than the terms of the Offer and the Merger (after giving effect to any adjustments to the terms of the Merger Agreement proposed by Synchronoss in response to such Acquisition Proposal).

       Nothing in the Merger Agreement prevents the Intralinks Board from effecting a Change of Recommendation following the satisfaction of all of the following conditions:

  •
  the Offer has not been consummated;

  •
  (i) an Acquisition Proposal that did not result, directly or indirectly, from a breach of Intralinks non-solicitation obligations under the Merger Agreement has been submitted to Intralinks and has not been withdrawn; (ii) Intralinks has complied in all material respects with its obligations under the Merger Agreement with respect to such Acquisition Proposal; and (iii) the Intralinks Board has concluded in good faith, after consultation with its financial and legal advisor, that such Acquisition Proposal constitutes a Superior Proposal;

  •
  Intralinks has provided to Synchronoss at least four business days' prior written notice that states expressly (i) that Intralinks has received such Superior Proposal; (ii) the material terms and conditions of such Superior Proposal and the identity of the person or group submitting such Superior Proposal; and (iii) that the Intralinks Board intends to effect a Change of Recommendation and the manner and timing in which it intends to do so;

  •
  Intralinks has during the aforementioned four-business day period, if requested by Synchronoss, made its representatives reasonably available to discuss and negotiate in good faith with Synchronoss' representatives (to the extent Synchronoss desires to negotiate) any modifications to the terms and conditions of the Merger Agreement that Synchronoss desires to propose such that such Superior Proposal would cease to constitute a Superior Proposal;

  •
  the Intralinks Board has considered in good faith any changes to the Merger Agreement that may be offered in writing by Synchronoss no later than 5:00 p.m. (Eastern time) on the fourth day of such four business day period in a manner that would form a binding contract if accepted by Intralinks, and has determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect; and

  •
  the Intralinks Board has concluded in good faith (following consultation with its outside legal counsel) that, in light of such Superior Proposal and any modifications proposed by

    Synchronoss, the failure to effect a Change of Recommendation would be inconsistent with its fiduciary obligations to the stockholders of Intralinks under applicable law.

       The Merger Agreement provides that if the financial or other material terms of such Acquisition Proposal are materially amended, Intralinks will deliver to Synchronoss a new notice, and the period of negotiation provided in the foregoing sentence will in no event end prior to 11:59 p.m. (Eastern time) on the second business day following Synchronoss' receipt of such new notice, but no such new notice will shorten the original notice period; provided, that Intralinks' obligations set forth in the Merger Agreement will apply only with respect to the first such amendment of an Acquisition Proposal, regardless of any subsequent amendment or modification thereto; provided further, that notwithstanding the foregoing, in each instance where the person making such Acquisition Proposal lowers the proposed price included in such Acquisition Proposal or amends such Acquisition Proposal other than with regard to price in a manner materially adverse to Intralinks, Intralinks agreed to deliver to Synchronoss a new notice, and a new two business day period and negotiation process will apply under the Merger Agreement. For clarity, all references to four business day periods in the preceding bullet point list will be deemed to refer to two business day periods with respect to the subsequent negotiation periods referenced in this paragraph.

       The Merger Agreement also provides that the Intralinks Board may effect a Change of Recommendation for a reason unrelated to an Acquisition Proposal, following the satisfaction of all of the following conditions:

  •
  the Offer has not been consummated

  •
  the Intralinks Board has concluded in good faith (after consultation with its outside legal counsel) that, in light of material facts, events and/or circumstances that have developed since December 5, 2016 which were previously unknown by Intralinks and which were not reasonably foreseeable as of such date (an "Intervening Event") and taking into account the results of any discussions with Synchronoss as contemplated by the following bullet and any offer from Synchronoss contemplated by the second bullet that follows below, the failure to make a Change of Recommendation would be inconsistent with its fiduciary obligations to the stockholders of Intralinks stockholders under applicable law. The parties agreed that in no event will such Intervening Event result in and of itself from a change in the trading price of the Shares (however, the underlying reasons for such changes may constitute an Intervening Event);

  •
  Intralinks has provided to Synchronoss at least four business days' prior written notice that the Intralinks Board intends to make a Change of Recommendation ("Notice of Intervening Event") and if requested by Synchronoss, Intralinks has made its representatives reasonably available during the four business day period to discuss with Synchronoss' representatives (to the extent Synchronoss desires to discuss) (A) the facts, events and circumstances underlying such proposed Change of Recommendation and the Intralinks Board's reason for proposing to effect such Change of Recommendation and (B) any modifications to the terms and conditions of the Merger Agreement that Synchronoss desires to propose that that would obviate the need for the Intralinks Board to effect such Change of Recommendation; and

  •
  Synchronoss did not, within the aforementioned four business day period, make a written, binding and irrevocable (through the expiration of such four business day period) offer that the Intralinks Board concluded in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) would obviate the need for the Intralinks Board to effect such Change of Recommendation, it being agreed that (A) the Intralinks Board will convene a meeting to consider any such offer by Synchronoss promptly following the receipt thereof, (B) the Intralinks Board will not effect a Change of Recommendation for four business days after receipt by Synchronoss of the Notice of Intervening Event, and (C) any material change in the facts, events or circumstances related to the Intervening Event will require a new Notice of Intervening Event to Synchronoss and a new two-business day period and discussion process under the prior bullet point above (and all references to four business day periods in the prior bullets will be deemed two-business day periods).

       Nothing in the Merger Agreement prohibits Intralinks or the Intralinks Board from (i) taking and disclosing to the stockholders of Intralinks a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of Intralinks that the Intralinks Board has concluded in good faith (following consultation with its outside legal counsel) that failure to make such disclosure would be inconsistent with its fiduciary obligations to the stockholders of Intralinks under applicable law or (iii) issue a "stop, look, and listen" communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that the Intralinks Board will not effect a Change of Recommendation or make or authorize any disclosure which would reasonably be expected to have the same effect as a Change in Recommendation, unless specifically permitted to do so as described above. A factually accurate public statement that describes Intralinks' receipt of an Acquisition Proposal, that no position has been taken by the Intralinks Board as to the advisability or desirability of such Acquisition Proposal and the operation of the Merger Agreement with respect thereto will not be deemed a Change of Recommendation.

Further Actions and Agreements.

       Access to Information.    Intralinks has agreed, upon reasonable advance written request, to afford Synchronoss and its representatives with reasonable access for any reasonable business purpose related to the consummation of the to its properties, books, contracts and records, to provide certain business, financial, tax and other documents and information reasonably requested by Synchronoss to Synchronoss and to maintain the virtual data room established in connection with the Merger Agreement prior to the closing, subject to certain exceptions.

       Public Announcements. Except with respect to any Change of Recommendation or announcement made with respect to any Acquisition Proposal or related matters in accordance with the terms of the Merger Agreement, or any dispute between the parties thereto regarding the Merger Agreement or the transactions contemplated therein, Synchronoss and Intralinks have agreed to consult with each other before issuing, and will give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and will not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by (i) applicable law, (ii) in connection with any required filings under the HSR Act or other applicable foreign antitrust law to report the transactions contemplated by the Merger Agreement or (iii) court process or by obligations pursuant to any rule of or listing agreement with any national securities exchange or national securities quotation system.

       Efforts to Consummate; Regulatory Approvals; Other Actions. Subject to the terms and conditions of the Merger Agreement, each of the parties thereto agrees to use its respective reasonable best efforts, and to cooperate with each other party to the Merger Agreement to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement.

       In furtherance and not in limitation of the foregoing, Synchronoss, Purchaser and Intralinks agreed to (i) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement within ten business days following December 5, 2016, (ii) as reasonably promptly as practicable, make all other required or advisable filings required by any applicable law that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws") with respect to the transactions contemplated by the Merger Agreement, (iii) not to delay or consummate the extension of any waiting period under the HSR Act or enter into any agreement with the Federal Trade Commission (the "FTC") or the United States Department of Justice (the "DOJ") or any other governmental entity, except with the prior written consent of the other parties to the Merger Agreement. Synchronoss, Purchaser and Intralinks also agreed to consult and coordinate with one another in connection with proceedings under or relating to any Antitrust Law, coordinate with one another in preparing and exchange materials relating to such proceedings and promptly provide each other party to the Merger Agreement (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such first party to any governmental entity in connection with the Merger Agreement.

       Synchronoss and Intralinks are required under the Merger Agreement to use reasonable best efforts to resolve any objections asserted by any governmental entity with respect to the transactions contemplated by the Merger Agreement under any Antitrust Laws. Synchronoss and Intralinks agreed to take any and all reasonable steps not prohibited by applicable law to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the closing of the transactions contemplated by the Merger Agreement on or before the End Date, including defending through litigation any claim asserted in any court with respect to the transactions contemplated by the Merger Agreement by the FTC, the DOJ or any other applicable governmental entity or any private party under any Antitrust Law and including by using its reasonable best efforts to pursue all available avenues of administrative and judicial appeal. However, none of Synchronoss, Purchaser or Intralinks will be under any obligation to make proposals, execute to carry out agreements or submit to antitrust orders providing for (i) the sale, license or other disposition or holding separate of any of Synchronoss' or Intralinks' assets, (ii) the imposition of any restriction on Synchronoss' ability to freely conduct its business or own such assets or (iii) the holding separate of Intralinks' capital stock or any limitation on Synchronoss' ability to exercise full rights of ownership of such shares (an "Antitrust Restraint"), in each of (i) through (iii) if any such action would be material to the combined business of Synchronoss and Intralinks following the closing of the transactions contemplated by the Merger Agreement (any such required action, an "Excluded Antitrust Restraint").

       Notice of Certain Matters. Intralinks agreed to notify Synchronoss in writing promptly after obtaining knowledge of any legal proceeding by or before any governmental entity being initiated by or against it, or known by Intralinks to be threatened against Intralinks or any of its directors or officers in their capacity as such, or of any written correspondence from any person asserting or threatening a claim against Intralinks or with respect to any of its assets or properties, in each case to the extent such legal proceeding is related to the Merger Agreement or the transactions contemplated by the Merger Agreement, and Intralinks agreed thereafter keep Synchronoss reasonably and promptly informed with respect to the status thereof.

       Labor Maters; Other Employee Matters. From and after the closing, Synchronoss agreed to, or agreed to cause the Surviving Corporation and its subsidiaries to, honor all obligations to any labor union, works council or other labor organization until such obligations otherwise expire and, notwithstanding anything in the Merger Agreement to the contrary, the terms and conditions of employment upon and after the closing for all employees of the Surviving Corporation or any of its subsidiaries represented by a labor union, works council or other labor organization in connection with their employment by the Surviving Corporation or any of its subsidiaries will be governed by any such obligations to such labor union, works council or other labor organization.

       During the one-year period immediately following the Closing Date, Synchronoss has agreed to, or cause the Surviving Corporation to, provide to each individual employed by Intralinks or one of its subsidiaries as of the Closing Date (each, a "Intralinks Employee"), for so long as such Intralinks Employee remains so employed by the Surviving Corporation or any other affiliate of Synchronoss, at least the same base salary and the same target annual bonus opportunity provided to such Intralinks Employee immediately prior to the Closing Date. In addition, without limiting the contractual or plan-based obligations of Intralinks or any of its subsidiaries, Synchronoss agreed to provide each Intralinks Employee who incurs a termination of employment during the one year period immediately following the Closing Date with severance benefits that are no less favorable than the severance benefits to which such employee would have been entitled with respect to such termination under the severance policies of Intralinks and its subsidiaries as in effect immediately prior to the Closing Date or, if greater, the severance benefits provided to similarly situated employees of Synchronoss.

       Subject to certain limitations, Synchronoss will give the Intralinks Employees full credit for such Intralinks Employees' service with Intralinks for purposes of eligibility, vesting, and determination of the level of benefits (including for purposes of severance, but not for purposes of benefit accruals under defined benefit pension plans) under any benefit plans maintained by Synchronoss or the Surviving Corporation in which a Intralinks Employee participates to the same extent recognized by Intralinks immediately prior to the Closing Date. For the one-year period commencing immediately following the Closing Date, Synchronoss will provide each Intralinks Employee with vacation benefits substantially similar to such benefits as are provided to any employee of Synchronoss or its subsidiaries of similar tenure, including by giving full credit in respect of vacation accrual of years of service to Intralinks. Synchronoss further agreed to, (i) waive any preexisting condition limitations otherwise applicable to Intralinks Employees and their eligible dependents under any plan of Synchronoss that provides health benefits in which Intralinks Employees participate following the Closing, other than any limitations that were in effect with respect to such employees as of the Closing Date under the corresponding Intralinks employee benefit plan; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by Intralinks Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Synchronoss in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Intralinks Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Intralinks Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Intralinks employee benefit plan prior to the Closing Date.

       However, none of the foregoing shall (i) create any right in any employee of Intralinks to continued employment by Synchronoss or Intralinks, or preclude the ability of Synchronoss or Intralinks to terminate the employment of any employee for any reason; (ii) require Synchronoss, Intralinks or the Surviving Corporation to continue any Intralinks employee benefit plans or prevent the amendment, modification or termination thereof after the Closing; (iii) confer upon any Intralinks Employee any rights or remedies under the Merger Agreement; or (iv) be treated as an amendment to any particular employee benefit plan of Synchronoss or Intralinks.

       Indemnification of Officers and Directors. The Merger Agreement provides that from and after the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation and its subsidiaries will, and Synchronoss will cause them to, fulfill and honor in all respects the obligations of Intralinks and its subsidiaries to their respective current and former directors, officers and employees, including those serving at the request of the Intralinks or any of its subsidiaries as a director or officer or in another capacity of another person (including those individuals serving in any such capacity prior to the Effective Time) (collectively, the "Covered Persons") under any indemnification agreements with Intralinks and its subsidiaries made available to Synchronoss and any exculpation, indemnification or advancement provisions under Intralinks' or such subsidiary's certificate of incorporation or bylaws (or equivalent organizational documents) as in effect on December 5, 2016 with respect to their acts and omissions as directors and officers of Intralinks or such subsidiary occurring at or prior to the Effective Time, in each case, subject to applicable law. The Merger Agreement further provides that the certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to advancement of expenses, exculpation and indemnification that are at least as favorable in each case to the Covered Persons as those contained in the certificate of incorporation and bylaws of Intralinks or its subsidiaries (or equivalent organizational documents) as in effect on December 5, 2016, and such provisions cannot be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that adversely affects the rights thereunder of the Covered Persons.

       The Merger Agreement also provides that, without limiting the foregoing, from and after the Effective Time, Synchronoss will cause the Surviving Corporation to indemnify and hold harmless each current and former director and officer of Intralinks and its subsidiaries, including those serving at the request of Intralinks or any of its subsidiaries as a director or officer or in another capacity of another person (including those individuals serving in any such capacity prior to the Effective Time) (each such person, an "Indemnified Party"), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements ("Losses"), incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including the Merger Agreement and the Transactions), arising out of or pertaining to the fact that the Indemnified Party is or was a director or officer of Intralinks or any subsidiary or is or was serving at the request of Intralinks or any subsidiary as a director or officer of another person at any time at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. Without limiting the foregoing, in the event of any such claim, action, suit or proceeding, (x) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Corporation within ten (10) Business Days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or the Surviving Corporation's certificate of incorporation or bylaws (or comparable organizational documents), to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification and (y) the Surviving Corporation will cooperate in the defense of any such matter. The foregoing obligations in this provision will expire six years from the Effective Time (provided that all rights to indemnification in respect of any proceeding asserted or made within such proceeding shall continue until the final disposition of such proceeding).

       The Merger Agreement further provides that, from the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation will either maintain in effect for the benefit of the Covered Persons, the existing policy of directors' and officers' liability insurance maintained by Intralinks and any of its subsidiaries as of December 5, 2016 (the "Existing D&O Insurance"), or provide substitute policies for the benefit of the Covered Persons of not less than the existing coverage and having other terms not less favorable to the insured persons than the Existing D&O Insurance, to the extent that directors' and officers' liability insurance coverage is commercially available. In lieu of such insurance, prior to the Closing Date, Intralinks may, at its option, purchase a "tail" directors' and officers' liability insurance policy and fiduciary liability insurance policy for the benefit of the Covered Persons, such "tail" policies to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the Existing D&O Insurance. However, the Surviving Corporation will not be required to pay annual premiums for the Existing D&O Insurance (or any such substitute or "tail" policies) in excess of 300% of the most recently paid annual premium for the Existing D&O Insurance, and if any future annual premiums for the Existing D&O Insurance (or any such substitute or "tail" policies) exceed 300% of the most recently paid annual premium for the Existing D&O Insurance, the Surviving Corporation will be entitled to reduce the amount of coverage of the Existing D&O Insurance to the amount of coverage obtainable for a premium equal to 300% of such amount. Subject to the foregoing, Synchronoss and the Surviving Corporation will maintain any such substitute or "tail" policies in full force and effect, and continue to honor the obligations thereunder.

       In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, the Surviving Corporation agreed to cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the rights to advancement, exculpation and indemnification described above.

Conditions to the Merger.

       The Merger Agreement provides that the respective obligations of each of Synchronoss, Purchaser and Intralinks to effect the Merger is subject to the satisfaction or waiver (to the extent permitted under applicable law) at or prior to the closing of the Merger of the following conditions:

  •
  No order issued by any governmental entity or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect, and no action has been taken by any governmental entity, and no applicable law has been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger; and

  •
  Purchaser (or Synchronoss on Purchaser's behalf) has accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

Debt Financing.

       The Merger Agreement provides that Synchronoss will use, and will cause its subsidiaries to use, their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Debt Financing on the terms and conditions (including any "flex" provisions) described in the Debt Commitment Letters delivered by Synchronoss to Intralinks on December 5, 2016, including executing and delivering all such documents and instruments as may be reasonably required thereunder and using (and causing its subsidiaries to use) their respective reasonable best efforts to (i) comply with and maintain in effect the Debt Financing and the Debt Commitment Letters, (ii) negotiate and enter into definitive financing agreements with respect to the Debt Financing on the terms and conditions contained in the Debt Commitment Letters (the "Financing Agreements"), (iii) satisfy, or cause their respective representatives to satisfy, as promptly as practicable and on a timely basis all conditions to the Debt Financing contemplated by the Debt Commitment Letters that are within its control

(including by paying any commitment fees or other fees or deposits required by any fee letters relating to the Debt Commitment Letters), (iv) comply with its obligations under the Debt Commitment Letters to the extent the failure to comply with such obligations would adversely impact the amount or timing of the Debt Financing (taking into account the expected timing of the Marketing Period) or the availability of the Debt Financing prior to the Offer Acceptance Time, (v) enforce its rights under the Debt Commitment Letters to the extent that the failure to enforce would adversely impact the amount or timing of the Debt Financing (taking into account the expected timing of the Marketing Period) or the availability of the Debt Financing at the Offer Acceptance Time, and (vi) cause the Debt Financing sources and any other persons providing Debt Financing to fund the Debt Financing no later than the Offer Acceptance Time.

       The Merger Agreement provides that Synchronoss will not agree to or permit any amendment, supplement, termination, modification or replacement of, or grant any waiver of, any condition, remedy or other provision under any Debt Commitment Letter or Financing Agreement without the prior written consent of Intralinks if such amendment, supplement, termination, modification, replacement or waiver would or would reasonably be expected to (i) reduce the aggregate amount of the Debt Financing from that contemplated by the Debt Commitment Letters to an amount such that the transactions contemplated hereby could not be consummated, (ii) impose any new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing in a manner that would (x) delay or prevent the Offer or (y) make the funding of any portion of the Debt Financing (or satisfaction of any condition to obtaining any portion of the Debt Financing) less likely to occur, or (iii) adversely impact in any material respect the ability of Synchronoss to enforce its rights against the other parties to the Debt Commitment Letters or the Financing Agreements (it being understood and agreed that, in any event, Synchronoss may amend the Debt Commitment Letters to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Debt Commitment Letters as of December 5, 2016). Upon any amendment, supplement, modification or replacement of, or waiver of, any Debt Commitment Letter in accordance with the foregoing, Synchronoss shall promptly deliver a copy thereof to Intralinks and references to "Debt Commitment Letters" will include and mean such documents as amended, supplemented, modified, replaced or waived in compliance with the foregoing, and references to "Financing" will include and mean the financing contemplated by the Debt Commitment Letters as amended, supplemented, modified, replaced or waived in compliance with the foregoing.

       In the event that all or any portion of the Debt Financing becomes or could reasonably be expected to become unavailable on the terms and conditions (including any "flex" provisions) contemplated in the Debt Commitment Letters for any reason or any of the Debt Commitment Letters will be withdrawn, terminated, repudiated or rescinded for any reason, the Merger Agreement provides that (i) Synchronoss will promptly notify Intralinks and (ii) Synchronoss agreed to use its reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event, and to negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative sources (the "Alternative Financing") in an amount sufficient to consummate the transactions contemplated by the Merger Agreement (or replace any unavailable portion of the Debt Financing), and to obtain a new financing commitment letter (including any associated engagement letter and related fee letter) with respect to such Alternative Financing (collectively, the "New Debt Commitment Letter"), copies of which will be promptly provided to Intralinks; provided, that Synchronoss will not be required to obtain Alternative Financing on terms and conditions that are materially less favorable, taken as a whole, to Synchronoss than those in the Debt Commitment Letters (including any "flex" provisions) that such Alternative Financing and New Debt Commitment Letter would replace. Notwithstanding the foregoing, no Alternative Financing or New Debt Commitment Letter may expand upon the conditions precedent or contingencies to the funding of the Financing on the Closing Date as set forth in the Debt Commitment Letters in effect on the date hereof or otherwise include terms

(including any "flex" provisions) that would reasonably be expected to make the likelihood that the Alternative Financing would be funded less likely. In the event any Alternative Financing is obtained and a New Debt Commitment Letter is entered into in accordance with the Merger Agreement, Synchronoss agreed to deliver a copy thereof to Intralinks and references herein to Intralinks and "Debt Commitment Letters" will be deemed to include and mean the Debt Commitment Letters to the extent not superseded by a New Debt Commitment Letter, as the case may be, at the time in question and any New Debt Commitment Letter to the extent then in effect, and (B) "Financing" will include and mean the Financing contemplated by the Debt Commitment Letters as modified pursuant to the preceding clause (A). Upon the commencement of the Marketing Period, Synchronoss agreed to give written notice thereof to Intralinks.

       In the Merger Agreement, Synchronoss agreed to furnish Intralinks substantially final drafts (when available) and true and complete and executed (upon execution) copies of the Financing Agreements upon the reasonable request of Intralinks. Synchronoss agreed to (i) give Intralinks prompt written notice of any default or breach by any party to any of the Debt Commitment Letters or the Financing Agreements of which Synchronoss becomes aware, if such default or breach would result in a delay of, or in any way limit, the availability of the Debt Financing and (ii) otherwise keep Intralinks reasonably informed of the status of its efforts to arrange the Debt Financing (or any Alternative Financing). Without limiting the generality of the foregoing, Synchronoss agreed to give Intralinks prompt notice (A) of the receipt or delivery of any notice or other communication, in each case from any person with respect to (x) any actual or potential default under or breach of any provisions of the Debt Commitment Letters or Financing Agreements by Synchronoss, or any withdrawal, termination, repudiation or rescission or threatened withdrawal, termination, repudiation or rescission thereof by any party to any of the Debt Commitment Letters or Financing Agreements or (y) any dispute or disagreement between or among parties to any of the Debt Commitment Letters or Financing Agreements with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Offer Acceptance Time, in each case, that would make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or delay the availability of the Debt Financing, and (B) if at any time for any reason Synchronoss believes that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources, contemplated by any of the Debt Commitment Letters or Financing Agreements or will be unable to obtain Alternative Financing. Synchronoss agreed to promptly provide any information reasonably requested by Intralinks relating to any circumstance referred to in clause (A) or (B) of the immediately preceding sentence.

       Synchronoss acknowledged and agreed in the Merger Agreement that neither the obtaining of the Debt Financing or any alternative financing, nor the completion of any issuance of securities contemplated by the Debt Financing or any alternative financing, is a condition to the Closing, and reaffirmed its obligation to consummate the transactions contemplated by the Merger Agreement irrespective and independently of the availability of the Debt Financing or any alternative financing, or the completion of any such issuance, subject to the applicable Offering Conditions.

       Subject to the terms, conditions and limitations as more fully described in the Merger Agreement, Intralinks will and will cause its subsidiaries to, at Synchronoss' sole expense, use its and their respective reasonable best efforts to provide such cooperation in connection with arranging, obtaining and syndicating the Financing as may be reasonably requested by Synchronoss as is necessary and customary in connection with the arrangement of financings similar to the Debt Financing; provided that such requested cooperation is consistent with applicable law and does not unreasonably interfere with the ongoing operations of Intralinks or any of its subsidiaries.

Marketing Period.

       The Merger Agreement provides that the "Marketing Period" will be the first period of 15 consecutive business days after January 2, 2017 beginning as of the first day by which Intralinks has provided to Synchronoss the Required Information (as defined below); provided that if Intralinks in good faith reasonably believes that the Required Information has been delivered to Synchronoss, it may deliver to Synchronoss a written notice to that effect (stating that it believes that such delivery has been completed), in which case the Required Information will be deemed to have been provided (and the Marketing Period commenced) on the first business day following the date that notice is received unless Synchronoss in good faith reasonably believes the delivery of the Required Information has not been completed and, within three business days of the delivery of such notice by Intralinks, delivers a written notice to Intralinks to that effect (stating with reasonable specificity which Required Information that Synchronoss reasonably believes has not been delivered), in which case the Marketing Period will be deemed to have not commenced and will only commence beginning on the date such Required Information is delivered to Synchronoss.

       "Required Information" means (A) (i) audited consolidated balance sheets and related statements of income and cash flows of Intralinks and its consolidated Subsidiaries for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, and (ii) unaudited consolidated balance sheets at the end of, and related statements of income and cash flows of Intralinks and its consolidated Subsidiaries for, each fiscal quarter (but excluding the fourth quarter of any fiscal year) subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (i) and ended at least 45 days before the Closing Date together with the consolidated balance sheet and related statements of income and cash flows of Intralinks and its consolidated Subsidiaries for the corresponding portion of the previous year, in each case, prepared in accordance with GAAP and (B) such other information reasonably available to Intralinks with respect to Intralinks and its subsidiaries, which is requested by Synchronoss not later than December 20, 2016 and is reasonably necessary to satisfy the conditions set forth in the Debt Commitment Letter.

Termination of the Merger Agreement.

       The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time:

  a.
  prior to the Offer Acceptance Time, by mutual written consent;

  b.
  prior to the Offer Acceptance Time, by either Synchronoss or Intralinks, if the Closing has not occurred on or before the End Date; provided that in no event will a party be permitted to terminate the Merger Agreement pursuant to this provision if the failure to consummate the Merger by the End Date is principally caused by the breach by such party of the Merger Agreement;

  c.
  by either Synchronoss or Intralinks, if a governmental entity of competent jurisdiction has issued an order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or the consummation of the Offer, which order or other action is final and non-appealable; provided that in no event will a party be permitted to terminate the Merger Agreement pursuant to this provision if the failure to consummate the Merger by the End Date is principally caused by the breach by such party of the Merger Agreement;

  d.
  prior to the Offer Acceptance Time, by either Synchronoss or Intralinks if, at the Expiration Time, Synchronoss is not required to extend the Offer pursuant to the Merger Agreement and any of the Offer Conditions have not been satisfied or waived; provided that in no event will a party be permitted to terminate the Merger Agreement pursuant to this provision if (i) the failure of such Offer Conditions to be satisfied is principally caused by the breach by such party of the Merger Agreement; or (ii) although, not required to do so, Synchronoss has extended the Offer pursuant to the terms of the Merger Agreement;

  e.
  prior to the Offer Acceptance Time, by Intralinks, if Synchronoss has materially breached or materially failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would reasonably be expected to prevent or materially delay the Merger or the Offer and is not curable at or prior to the End Date or has not been cured within 30 days following the date that Synchronoss receives from Intralinks written notice of such breach or failure to perform (but not later than the Expiration Date); provided that Intralinks will not be permitted to terminate the Merger Agreement pursuant to this provision if Intralinks is then in material breach of any representation, warrants, covenant of obligation under the Merger Agreement;

  f.
  prior to the Offer Acceptance Time, by Synchronoss, if Intralinks has materially breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would reasonably be expected to result in the failure of an Offer Condition regarding such representations, warranties, covenants or other agreements and is not curable at or prior to the End Date or has not been cured within 30 days following the date that Intralinks receives from Synchronoss written notice of such breach or failure to perform (but not later than the Expiration Date); provided that Synchronoss will not be permitted to terminate the Merger Agreement pursuant to this provision if either Synchronoss or Purchaser is then in material breach of any representation, warrants, covenant of obligation under the Merger Agreement;

  g.
  prior to the Offer Acceptance Time, by Synchronoss, if (i) a Change of Recommendation has occurred; (ii) Intralinks has willfully and materially breached any of the provisions of the Merger Agreement regarding solicitation of Acquisition Proposals; or (iii) Intralinks has entered into a definitive acquisition contract accepting any Acquisition Proposal (each, a "Triggering Event");

  h.
  prior to the Offer Acceptance Time, by Intralinks, upon a Change of Recommendation in connection with a Superior Proposal; provided that Intralinks is (i) concurrently entering into a definitive agreement pursuant to which such Superior Proposal is to be effected and (ii) has made payment to Synchronoss of a termination fee of $24,618,000; or

  i.
  prior to the Offer Acceptance Time, by Intralinks, (i) if Purchaser fails to commence the Offer in violation of Section 1.1(a) of the Merger Agreement (other than due to a delay by Intralinks in furnishing information regarding Intralinks required for the Offer Documents or a violation by Intralinks of its obligations under Section 1.2 of the Merger Agreement) or (B) if (1) all Offer Conditions have been satisfied or waived at and as of the Expiration Time, including the condition to receive an officer's certificate regarding Intralinks' representations, warranties, covenants or other agreements, and (2) the Offer Acceptance Time has not occurred within one business day after the Expiration Date.

       If the Merger Agreement is terminated as provided above, the Merger Agreement will become void and there will be no liability on the part of Synchronoss or Intralinks or their respective stockholders or representatives; provided that obligations regarding confidentiality, public disclosure, financing reimbursement and indemnification, the effect of termination and payment of the termination fee described below and the general provisions in Article IX of the Merger Agreement will remain in full force and effect and survive any termination of the Merger Agreement. In addition, termination will not relieve any party to the Merger Agreement from liability in connection with any willful and material breach with respect to any of such party's representations, warranties, covenants or other agreements set forth in the Merger Agreement.

Termination Fee.

       Intralinks is obligated to pay to Synchronoss a termination fee of $24,618,000 (the "Termination Fee") in the event that the Merger Agreement is terminated upon any of the following events:

  •
  by Synchronoss due to a Triggering Event;

  •
  by Intralinks, upon a Change of Recommendation in connection with a Superior Proposal;

  •
  pursuant to clause (b), (d) or (f) of the section entitled "Termination of the Merger Agreement" above, following the occurrence of a Triggering Event; or

  •
  pursuant to clause (b), (d) or (f) of the section entitled "Termination of the Merger Agreement" above and (i) following December 5, 2016 and prior to such termination, either (in the case of clause (c)) an Acquisition Proposal with respect to Intralinks became publicly known or, in the case of clause (b) and (f), an Acquisition Proposal has been communicated to the Intralinks Board, and in each of such cases, such Acquisition Proposal has not been unconditionally withdrawn prior to such termination and (ii) within 12 months following the termination of the Merger Agreement, either an Acquisition Transaction is consummated or Intralinks enters into a contract providing for such an Acquisition Transaction, which is subsequently consummated (provided that for this purpose, all percentages in the definition of Acquisition Transaction will be deemed references to 50%).

       In circumstances where the Termination Fee is payable, Synchronoss' receipt of the Termination Fee (if received) from or on behalf of Intralinks shall be Synchronoss' and Purchaser's sole and exclusive remedy against Intralinks and its subsidiaries and any of their respective former, current or future related parties and any person who pays the Termination Fee on Intralinks' behalf for all losses and damages suffered as a result of the failure of the Offer or Merger to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise, and upon payment of such amount, none of the Intralinks related parties or any person who pays the Termination Fee on Intralinks' behalf shall have any further liability or obligation relating to or arising out of the Merger Agreement or the Offer or Merger.

       Synchronoss is obligated to pay to Intralinks a termination fee of $49,236,000 (the "Synchronoss Termination Fee") in the event that the Merger Agreement is terminated:

  •
  pursuant to clause (i) of the section entitled "Termination of the Merger Agreement" above;

  •
  pursuant to clause (b) of the section entitled "Termination of the Merger Agreement" above (in circumstances in which Intralinks would have been entitled to terminate the Merger Agreement pursuant to (A) clause (e) of the section entitled "Termination of the Merger Agreement" above with respect to Synchronoss' representations and covenants regarding the Financing or other breach or failure to perform by Synchronoss under the Merger Agreement which was willful and material or (B) clause (i) of the section entitled "Termination of the Merger Agreement" above); or

  •
  pursuant to Synchronoss' breach with respect to its representations and covenants regarding the Financing or other breach or failure to perform by Synchronoss thereunder which was willful and material.

       In circumstances where the Synchronoss Termination Fee is payable, other than for financing reimbursement and indemnification obligations, Intralinks' receipt of the Synchronoss Termination Fee (if received) from Synchronoss shall be Intralinks' and its controlled affiliates' sole and exclusive remedy against Synchronoss, Purchaser and their respective subsidiaries and any of their respective related parties and the Financing lenders and their related parties for all losses and damages suffered as a result of the failure of the Offer or Merger to be consummated or for a breach or failure to perform under the Merger Agreement or under the Debt Commitment Letters or Financing Agreements or otherwise, and upon payment of such amount, none of the Synchronoss related parties or Financing lender related parties shall have any further liability or obligation relating to or arising out of the Merger Agreement or the Offer or Merger or the Debt Commitment Letters or Financing Agreements.

       Intralinks' right to receive the termination fee from Synchronoss will be of no further force or effect if Intralinks or certain persons under its control makes any demand or claim for monetary damages suffered as a result of the failure of the transactions contemplated by the Merger Agreement to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise in any legal proceeding against Synchronoss, certain of its related party or any Financing source for monetary damages other than for the payment of the Synchronoss Termination Fee.

       In all cases other than the specified circumstances under which Intralinks will be required to pay the Termination Fee or Synchronoss is required to pay the Synchronoss Termination Fee, the Merger Agreement provides that all fees and expenses incurred by the parties in connection with the Merger Agreement will be borne by the party incurring such fees and expenses, whether or not the Merger is consummated. The parties agreed that in no event will Intralinks or Synchronoss be required to pay a termination fee under more than one provision of the Merger Agreement at the same or at a different time and occurrence of different events.

Specific Performance

       Intralinks, Synchronoss and Purchaser shall be entitled to an injunction or injunctions to prevent breaches and to enforce specifically the terms and provisions of the Merger Agreement. However, Intralinks shall only be entitled to enforce specifically Synchronoss' or Purchaser's obligation to consummate the Offer or the Merger subject to the following requirements: (i) with respect to the Offer, the conditions set forth under the section "Conditions to the Offer" below have been satisfied or waived; (ii) with respect to the Merger, the conditions set forth under the section entitled "Conditions to the Merger" above have been satisfied or waived and remain satisfied or waived at the time when the Closing would have otherwise occurred; and (iii) the Financing has been funded or would be available to be funded at the Offer Acceptance Time pursuant to the Debt Commitment Letters and Financing Agreements, assuming, and provided there is, no breach by the lenders thereunder that has occurred and is continuing. Notwithstanding anything in the Merger Agreement to the contrary, the election of Intralinks to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit Intralinks from seeking to terminate the Merger Agreement and seeking to collect the Synchronoss Termination Fee pursuant to the provisions above or damages for liability of Synchronoss or Purchaser as provided in detail within the Merger Agreement. However, under no circumstances will Intralinks be permitted or entitled to receive (x) both a grant of specific performance to cause Synchronoss or Purchaser to consummate the Offer and the Merger, on the one hand, and payment of any such damages or payment of the Synchronoss Termination Fee, on the other hand or (y) both payment of any such damages, on the one hand, and payment of the Synchronoss Termination Fee, on the other hand.

The Tender Agreements.

       In connection with the Merger Agreement, on December 5, 2016, Synchronoss and Purchaser entered into Tender Agreements with certain stockholders of Intralinks (the "Tendering Stockholders"), pursuant to which the Tendering Stockholders agreed to validly and irrevocably tender pursuant to the Offer all Shares held by them, which represented approximately 28.4% of all outstanding Shares on such date (assuming no exercise of outstanding equity awards).

       The following description of the Tender Agreements does not purport to be complete and is qualified in its entirety by reference to the Tender Agreements, a copy of which is attached as an exhibit to the Schedule TO and is incorporated herein by reference. For a complete understanding of the Tender Agreements, you are encouraged to read the full text of the Tender Agreements. The representations, warranties and covenants contained in the Tender Agreements were made only for the purposes of the Tender Agreements, were made as of specific dates, were made solely for the benefit of the parties to the Tender Agreements and may not have been intended to be statements of fact but, rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Tender Agreements.

       Pursuant to the Tender Agreements, the Tendering Stockholders have agreed to, among other things, as promptly as practicable after the commencement of the Offer, and in any event (so long as the Tendering Stockholders have received this Offer to Purchase and related documents) no later than the tenth business day following the commencement of the Offer, validly and irrevocably tender pursuant to the Offer all of the Shares owned by the Tendering Stockholders at such time, free and clear of all claims, liens, encumbrances and security interests of any nature whatsoever that would prevent the Tendering Stockholders from tendering their Shares in accordance with the Tender Agreements or otherwise complying with its obligations under the Tender Agreements.

       If the Tendering Stockholders acquire any Shares after the tenth business day following the commencement of the Offer, the Tendering Stockholders will validly tender pursuant to the Offer such Shares within five business days thereof. The Tendering Stockholders have agreed that after the Shares are tendered pursuant to the Offer, the Tendering Stockholders will not withdraw tendered Shares unless (i) the Offer shall have been terminated or withdrawn prior to the scheduled expiration time in accordance with the terms of the Merger Agreement; (ii) the Offer shall have expired unconsummated; or (iii) the Merger Agreement is terminated pursuant to its terms.

       The Tender Agreements will automatically terminate on the earliest of: (i) the termination of the Merger Agreement in accordance with its terms; (ii) a Change of Recommendation effected in compliance with the Merger Agreement; (iii) the Effective Time; (iv) the acceptance for payment by Merger Sub (or other affiliate of Synchronoss) of the Shares validly tendered pursuant to the Offer and not properly withdrawn; (v) upon mutual written consent of the parties to terminate the Tender Agreements; and (vi) the date of any modification, waiver or amendment of the Merger Agreement in a manner that reduces the amount or changes the form of consideration payable thereunder to the Tendering Stockholders.

Non-Disclosure Agreement

       On September 21, 2016, Synchronoss and Intralinks entered into a mutual non-disclosure agreement (the "Non-Disclosure Agreement") in connection with Synchronoss' consideration of a possible transaction with or involving Intralinks. Under the Non-Disclosure Agreement, Synchronoss agreed, subject to certain exceptions, to keep confidential certain non-public information relating to Intralinks. The Non-Disclosure Agreement also contains (i) a standstill provision which prohibits Synchronoss from, among other things, acquiring shares of Intralinks stock, soliciting proxies, making a tender offer or forming a "group" as defined in the Exchange Act, without the consent of Intralinks for a period of 18 months and (ii) a non-solicitation provision which, for a period of 12 months, prohibits either party (subject to certain exceptions) from soliciting for hire any of the executive officers or other employees of the other party with whom the first party first had contact or became aware of in connection with the Transactions. The foregoing summary and description do not purport to be complete and are qualified in their entirety by reference to the Non-Disclosure Agreement which is filed as Exhibit (d)(3) and is incorporated herein by reference.

13. Purpose of the Offer; No Stockholder Approval; Plans for Intralinks

       Purpose of the Offer. The purpose of the Offer and the Merger is for Synchronoss, through Purchaser, to acquire control of, and the entire equity interest in, Intralinks, while allowing Intralinks' stockholders an opportunity to receive the Offer Price promptly by tendering their Shares pursuant to the Offer. Pursuant to the Merger, Synchronoss will acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise. If the Offer is successful, Purchaser intends to consummate the Merger as promptly as practicable. After completion of the Offer and the Merger, Intralinks will be a wholly owned subsidiary of Synchronoss.

       Stockholders of Intralinks who tender their Shares pursuant to the Offer will cease to have any equity interest in Intralinks or any right to participate in its earnings and future growth after the consummation of the Offer. If the Merger is consummated, non-tendering stockholders also will no longer have an equity interest in Intralinks. On the other hand, after tendering their Shares pursuant to the Offer or exchanging their shares pursuant to the subsequent Merger, stockholders of Intralinks will not bear the risk of any decrease in the value of Shares.

       No Stockholder Approval. If the Offer is consummated, we do not anticipate seeking the approval of Intralinks' remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory provisions, if following consummation of a successful tender offer for a public corporation, the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the target corporation. Therefore, the parties have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, without a stockholder vote to adopt the Merger Agreement or any other action by the stockholders of Intralinks, in accordance with Section 251(h) of the DGCL.

       Plans for Intralinks. At the Effective Time, the Certificate of Incorporation and the Bylaws of the Surviving Corporation will be amended to read as set forth in mutually agreed upon forms until thereafter changed or amended in accordance with applicable law. Purchaser's directors and officers immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation until their successors have been elected or appointed. See Section 12—"The Transaction Agreements—Organizational Documents, Directors and Officers of the Surviving Corporation" above.

       Synchronoss and Purchaser are conducting a detailed review of Intralinks and its business, corporate structure, assets, properties, capitalization, operations, policies, management and personnel, and will consider what changes would be desirable in light of the circumstances that exist upon completion of the Offer. Synchronoss and Purchaser will continue to evaluate the business and operations of Intralinks during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing.

Thereafter, Synchronoss intends to review such information as part of a comprehensive review of Intralinks' business and operations with a view to optimizing development of Intralinks' potential in conjunction with Intralinks' or Synchronoss' existing businesses. Possible changes could include changes in Intralinks' business, corporate structure, capitalization, operations, policies, board of directors, management or personnel. Plans may change based on further analysis and Synchronoss, Purchaser and, after completion of the Offer and the Merger, the reconstituted Intralinks Board, reserve the right to change their plans and intentions at any time, as deemed appropriate.

       Synchronoss has not finalized any arrangements with the executive officers of Intralinks with respect to continued employment with Synchronoss following the Effective Time of the Merger. However, it is currently expected that Ronald W. Hovsepian will become Synchronoss' President and Chief Executive Officer at the Effective Time and will continue with Synchronoss after the Effective Time. Synchronoss currently anticipates that it will enter into an employment agreement with Mr. Hovsepian prior to the Effective Time; however nothing definitive has been agreed to at this time.

       Except as disclosed in this Offer to Purchase, Synchronoss and Purchaser do not have any present plan or proposal that would result in the acquisition by any person of additional securities of Intralinks, the disposition of securities of Intralinks, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Intralinks or its subsidiaries or the sale or transfer of a material amount of assets of Intralinks or its subsidiaries.

14. Dividends and Distributions

       The Merger Agreement provides that between December 5, 2016 and the earlier of the termination of the Merger Agreement and the Effective Time, except as otherwise consented to by Synchronoss in writing, Intralinks will not, and will not permit any of its subsidiaries to, declare or pay any dividend on or make any other distribution (whether in cash, stock or property) in respect of any of its capital stock.

15. Conditions of the Offer

       Notwithstanding any other provisions of the Offer or the Merger Agreement, Synchronoss will not be required to, and Synchronoss will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any Shares tendered pursuant to the Offer unless:

  (i)
  at the Expiration Time, there shall have been validly tendered and not validly withdrawn prior to the Expiration Time a number of Shares (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been "received," as defined by Section 251(h)(6) of the DGCL) that, when added to the Shares then owned by Synchronoss or Purchaser (if any), would represent one share more than 50% of the sum of (A) all Shares outstanding at the Expiration Time and (B) the aggregate number of Shares that Intralinks may be required to issue upon conversion, settlement or exercise of all then outstanding Intralinks Options for which Intralinks has received notices of exercise prior to the expiration of the Offer (and as to which Shares have not yet been issued to such exercising holders) (the "Minimum Tender Condition");

  (ii)
  at or prior to the Expiration Time, all applicable waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or early termination of such waiting periods shall have been granted;

  (iii)
  as of immediately prior to the Expiration Time, (A) no Order, or other legal or regulatory restraint or prohibition, shall have been issued by any governmental entity, and no other applicable law shall have been enacted, entered, enforced or deemed applicable to the Offer or Merger, that shall be in effect and that (I) provides for an Antitrust Restraint (other than an Excluded Antitrust Restraint) or (II) otherwise prohibits, enjoins or makes illegal the consummation of the Offer or the Merger, or causes the Offer or the Merger to be rescinded and (B) there shall not be pending by any governmental entity any litigation that would reasonably be expected to result in one of the foregoing;

  (iv)
  as of immediately prior to the Expiration Time, (A) the representations and warranties of Intralinks in Section 3.1(a) (with respect to Intralinks only), Section 3.2(a), the first sentence of Section 3.3(d), Section 3.3(a), clause (ii) of Section 3.5 and Section 3.15(b) of the Merger Agreement shall be true and correct in all respects on and as of December 5, 2016 and on and as of the Expiration Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date); provided that this condition shall be satisfied with respect to the representations and warranties made in Section 3.2(a) of the Merger Agreement where the failure of such representations and warranties to be so true and correct has not resulted and would not reasonably be expected to result in additional cost to Intralinks, Synchronoss and their Affiliates, individually or in the aggregate, of more than $9,000,000; (B) the representations and warranties of Intralinks in the second sentence of Section 3.3(d) and Section 3.15(a) of the Merger Agreement shall be true and correct in all material respects on and as of December 5, 2016 and on and as of the Expiration Date as though such representations and warranties were made on and as of such date (except for such representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date); and (C) all other representations and warranties of Intralinks in the Merger Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect or any similar standard or qualification, shall be true and correct on and as of December 5, 2016 and on and as of the Expiration Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

  (v)
  Intralinks shall have performed and complied in all material respects with all covenants and other agreements in the Merger Agreement required to be performed and complied with by it at or prior to the Expiration Time;

  (vi)
  as of immediately prior to the Expiration Time, since the Agreement Date, there shall not have occurred and be continuing a Company Material Adverse Effect;

  (vii)
  as of immediately prior to the Expiration Time, Synchronoss shall have received a certificate, signed on behalf of Intralinks by the chief executive officer and chief financial officer of Intralinks, to the effect that each of the conditions specified in subparagraphs (iv), (v) and (vi) is satisfied;

  (viii)
  as of immediately prior to the Expiration Time, appraisal rights shall not have been demanded or exercised pursuant to, and in accordance with, the DGCL in respect of more than 28.4% of Shares outstanding as of immediately prior to the Expiration Time; and

  (ix)
  as of immediately prior to the Expiration Time, the Merger Agreement shall not have been terminated in accordance with its terms and the Offer shall not have been terminated in accordance with the terms of the Merger Agreement.

       The foregoing conditions are for the sole benefit of Synchronoss and Purchaser and, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC, may be asserted by Synchronoss or Purchaser regardless of the circumstances giving rise to any such conditions, and (except for the Minimum Condition) may be waived by Synchronoss or Purchaser, in whole or in part, in their sole and absolute discretion, at any time prior to the expiration of the Offer. The failure by Synchronoss or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time at or prior to the expiration of the Offer (except for conditions relating to government regulatory approvals).

16. Certain Legal Matters; Regulatory Approvals

       General. Except as otherwise set forth in this Offer to Purchase, based on Synchronoss' and Purchaser's review of publicly available filings by Intralinks with the SEC and other information regarding Intralinks, Synchronoss and Purchaser are not aware of any licenses or other regulatory permits that appear to be material to the business of Intralinks and that might be adversely affected by the acquisition of Shares by Purchaser or Synchronoss pursuant to the Offer or of any approval or other action by any governmental entity that would be required for the acquisition or ownership of Shares by Purchaser or Synchronoss pursuant to the Offer. In addition, Synchronoss and Purchaser are not aware of any filings, approvals or other actions by or with any governmental entity that would be required for Synchronoss' and Purchaser's acquisition or ownership of the Shares. Should any such approval or other action be required, Synchronoss and Purchaser currently expect that such approval or action, except as described below under "State Takeover Laws," would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Intralinks' or Synchronoss' business or that certain parts of Intralinks' or Synchronoss' business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 15—"Conditions of the Offer."

       Legal Proceedings. Lawsuits arising out of or relating to the Offer, the Merger or the other Transactions may be filed in the future.

       Compliance with the HSR Act. Under the HSR Act, and the related rules and regulations promulgated thereunder, certain transactions may not be consummated until specified information and documentary material ("Premerger Notification and Report Forms") have been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of Shares in the Offer.

       Under the HSR Act, our purchase of Shares in the Offer may not be completed until the expiration of a 15 calendar day waiting period following the filing by Synchronoss, on behalf of Purchaser, of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. If the 15 calendar day waiting period expires on a Saturday, Sunday, or legal public holiday, the waiting period is automatically extended to the end of the next day that is not a Saturday, Sunday, or legal public holiday. Each of Synchronoss and Intralinks expect to file by or before December 20,

2016, a Premerger Notification and Report Form with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer. Assuming Synchronoss files on December 20, 2016, the required waiting period with respect to the Offer will expire at 12:00 midnight, Eastern time, on January 4, 2017, unless earlier terminated by the FTC and the Antitrust Division, Synchronoss elects to withdraw and re-submit its Premerger Notification and Report Forms, or the FTC or the Antitrust Division issues a request for additional information and documentary material (a "Second Request") prior to that time. If within the 15 calendar day waiting period either the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the Offer would be extended until 10 calendar days following the date of substantial compliance by Synchronoss with that request, unless the FTC or the Antitrust Division terminates the additional waiting period before its expiration. After the expiration of such 10 calendar day waiting period, such waiting period may only be extended by court order (through an injunction preventing the closing) or with the consent of Synchronoss. In practice, complying with a Second Request can take a significant period of time. Although Intralinks is required to file a Premerger Notification and Report Form with the FTC and the Antitrust Division in connection with the Offer, neither Intralinks' failure to file such Premerger Notification and Report Form nor Intralinks' failure to comply with a Second Request issued to Intralinks from the FTC or the Antitrust Division will extend the waiting period with respect to the purchase of Shares in the Offer. Once the HSR Act waiting period applicable to the Offer expires or is terminated, any purchases by Synchronoss of Shares of Intralinks, whether made pursuant to the Offer or not, will be covered for a one-year period following the expiration or termination of the HSR Act waiting period applicable to the Offer. No additional filings will be required under the HSR Act during this one-year period.

       The FTC or the Antitrust Division will review the legality under the U.S. federal antitrust laws of Purchaser's proposed acquisition of Intralinks. At any time before or after Purchaser's acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Synchronoss, Purchaser, Intralinks, or any of their respective subsidiaries or affiliates or requiring other conduct relief. United States state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While Synchronoss believes that consummation of the Offer would not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 15—"Conditions of the Offer."

       Synchronoss and Intralinks also conduct business outside of the United States. However, based on a review of the information currently available relating to the countries and businesses in which Synchronoss and Intralinks are engaged, Synchronoss and Purchaser believe that no mandatory antitrust premerger notification filing are required outside the United States.

       Based upon an examination of publicly available and other information relating to the businesses in which Intralinks is engaged, Synchronoss and Purchaser believe that the acquisition of Shares in the Offer and the Merger does not violate applicable antitrust laws. Nevertheless, Synchronoss and Purchaser cannot be certain that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 15—"Conditions of the Offer."

       No Stockholder Approval. Intralinks has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by Intralinks and the consummation by Intralinks of the Offer and the Merger have been duly authorized by all necessary corporate action on the part of Intralinks, and no approval or other action on the part of the stockholders of Intralinks or any other corporate proceeding on the part of Intralinks is necessary to adopt or authorize the Merger Agreement or to consummate the Offer and the Merger (other than the filing and recordation of appropriate merger documents as required by the DGCL). If the Offer is consummated, we do not anticipate seeking the approval of Intralinks' remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory provisions, if following consummation of a successful tender offer for a public corporation, the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without any action of the other stockholders of the target corporation. Therefore, Intralinks, Synchronoss and Purchaser have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, without a meeting of the stockholders of Intralinks to adopt the Merger Agreement, in accordance with Section 251(h) of the DGCL.

       State Takeover Laws. A number of states have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business therein. Intralinks has represented to us in the Merger Agreement that other than Section 203 of the DGCL, no other state takeover or similar statute or regulation is applicable to the Merger Agreement, the Offer or the Merger.

       As a Delaware corporation, Intralinks has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, the "business combination" is approved by the board of directors of such corporation prior to such date. Intralinks has represented to us in the Merger Agreement that the Intralinks Board has approved, for purposes of the DGCL, the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Merger Agreement, the Offer, the Merger or the other transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 15—"Conditions of the Offer."

       Appraisal Rights. Holders of Shares will not have appraisal rights in connection with the Offer. If the Offer is consummated, and the Merger is thereafter effected, however, Intralinks stockholders who (i) did not tender their Shares in the Offer, (ii) comply in all respects with the applicable statutory procedures under Section 262 of the DGCL, and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any, for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Merger and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than, or the same as, the price paid by Purchaser pursuant to the Merger. Moreover, Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of such Shares is less than the price paid in the Merger.

       Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL. Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the discussion of appraisal rights in the Schedule 14D-9 as well as Section 262 of the DGCL, attached as Annex B to the Schedule 14D-9, carefully because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights under the DGCL.

       As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL with respect to Shares held immediately prior to the Effective Time, such stockholder must do all of the following:

  •
  within the later of the consummation of the Offer (which will occur at the date and time of the acceptance and payment for Shares pursuant to and subject to the conditions of the Offer) and 20 days after the date of the Schedule 14D-9, deliver to Intralinks at 150 East 42nd Street, 8th Floor, New York, New York 10017; Attention: General Counsel, a written demand for appraisal of the Shares held, which demand must reasonably inform Intralinks of the identity of the stockholder and that the stockholder is demanding appraisal;

  •
  not tender his, her or its Shares in the Offer; and

  •
  continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

       The foregoing summary of the rights of Intralinks' stockholders to seek appraisal rights under Delaware law is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex B to the Schedule 14D-9.

       The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender your shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your shares but, instead, upon the terms and subject to the conditions of the Offer, you will receive the Offer Price for your Shares.

       "Going Private" Transactions. Rule 13e-3 promulgated under the Exchange Act is applicable to certain "going private" transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (i) Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Synchronoss nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

17. Fees and Expenses

       Synchronoss and Purchaser have retained Georgeson LLC to be the Information Agent (the "Information Agent") and American Stock Transfer & Trust Company, LLC to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

       The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

       Neither Synchronoss nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Banks, brokers, dealers and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18. Miscellaneous

       The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, "blue sky" or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

       Synchronoss and Purchaser have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 9—"Certain Information Concerning Synchronoss and Purchaser—Available Information."

       The Offer does not constitute a solicitation of proxies for any meeting of Intralinks' stockholders. Any solicitation that Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

       Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Synchronoss, Purchaser, Intralinks or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

       No person has been authorized to give any information or to make any representation on behalf of Synchronoss or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Purchaser, the Depositary or the Information Agent for the purpose of the Offer.

Synchronoss Technologies, Inc.
GL Merger Sub, Inc.

December 19, 2016

 SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF
SYNCHRONOSS AND PURCHASER

Synchronoss

       The following table sets forth information about Synchronoss' directors and executive officers as of December 19, 2016. The current business address of each person is c/o Synchronoss Technologies, Inc., 200 Crossing Boulevard, 8th Floor, Bridgewater, New Jersey 08807, and the business telephone number is (866) 620-3940.

Name	Citizenship	Position
Stephen G. Waldis	US	Chairman of the Board of Directors and Chief Executive Officer
William J. Cadogan	US	Director
Thomas J. Hopkins	US	Director
James M. McCormick	US	Director
Donnie M. Moore	US	Director
Robert Garcia	US	President and Chief Operating Officer
Karen L. Rosenberger	US	Executive Vice President, Chief Financial Officer and Treasurer
Ronald J. Prague	US	Executive Vice President, Chief Legal Officer, General Counsel & Secretary
David Schuette	US	Executive Vice President and President, Enterprise
Joel Silverman	US	Executive Vice President of Americas
Patrick J. Doran	US	Executive Vice President and Chief Technology Officer
Daniel Rizer	US	Executive Vice President of Business Development and Product Management
David Berry	US	Executive Vice President and Chief Innovation Officer

Directors and Executive Officers of Synchronoss

STEPHEN G. WALDIS

Stephen G. Waldis has served as Synchronoss' Chairman, Founder and CEO and a Director since founding Synchronoss in 2000. From 2000 until 2011, Mr. Waldis also served as President. From 1994 to 2000, Mr. Waldis served as Chief Operating Officer at Vertek Corporation, a privately held professional services company serving the telecommunications industry. From 1992 to 1994, Mr. Waldis served as Vice President of Sales and Marketing of Logical Design Solutions, a provider of telecom and interactive solutions. From 1989 to 1992, Mr. Waldis worked in various technical and product management roles at AT&T. Mr. Waldis received a Bachelor of Arts degree in corporate communications from Seton Hall University.

WILLIAM J. CADOGAN

William J. Cadogan has served as a director of Synchronoss since 2005. Mr. Cadogan served as a Senior Managing Director with Vesbridge Partners, LLC, formerly St. Paul Venture Capital, a venture capital firm from 2001 until 2006. Mr. Cadogan served as Chief Executive Officer and Chairman of the board of directors of Mahi Networks, Inc., a leading supplier of multi-service optical transport and switching solutions, from November 2004 until its merger with Meriton Networks in October 2005. Prior to joining St. Paul Venture Capital in 2001, Mr. Cadogan was Chairman and Chief Executive Officer of ADC, Inc., a leading global supplier of telecommunications infrastructure products and services. Mr. Cadogan received a Bachelor of Arts degree in electrical engineering from Northeastern

University and a master in business administration degree from the Wharton School at the University of Pennsylvania.

THOMAS J. HOPKINS

Thomas J. Hopkins has served as a director of Synchronoss since 2004. Mr. Hopkins is a Managing Director of Colchester Capital, LLC, an investment firm. Prior to Colchester Capital, Mr. Hopkins was involved in investment banking, principally at Deutsche Bank (and its predecessor Alex, Brown & Sons), Goldman, Sachs & Co. and Bear Stearns. He began his investment banking career at Drexel Burnham Lambert. Prior to investment banking, Mr. Hopkins was a lawyer for several years. Mr. Hopkins received a Bachelor of Arts degree from Dartmouth College, a juris doctorate from Villanova University School of Law and a master in business administration degree from the Wharton School at the University of Pennsylvania.

JAMES M. MCCORMICK

James M. McCormick is a founder of Synchronoss, has been a member of its Board of Directors since its inception in 2000 and served as Synchronoss' Treasurer from September 2000 until December 2001. Mr. McCormick is founder and Chief Executive Officer of Vertek Corporation. Prior to founding Vertek in 1988, Mr. McCormick was a member of the Technical Staff at AT&T Bell Laboratories. Mr. McCormick received a Bachelor of Science degree in computer science from the University of Vermont and a master of science degree in computer science from the University of California—Berkeley.

DONNIE M. MOORE

Donnie M. Moore has served as a director of Synchronoss since 2007. Mr. Moore was Senior Vice President, Finance and Administration and Chief Financial Officer for Cognos Incorporated, a publicly-held company providing business intelligence and performance management solutions, from 1989 until his retirement in 2001. From 1986 to 1989, Mr. Moore was Vice President, Finance and Chief Financial Officer of Cognos. Before joining Cognos, Mr. Moore held various positions at the Burroughs Corporation from 1973 to 1986, including Corporate Director, Plans and Analysis. Mr. Moore holds a Bachelor of Science degree in engineering from the University of Oklahoma and a master in business administration degree from the University of Houston.

ROBERT GARCIA

Robert Garcia has served as President of Synchronoss since December 2011 and Chief Operating Officer since 2007. Prior to that position, Mr. Garcia served in various positions at Synchronoss, including Executive Vice President of Operations and Service Delivery and General Manager of Synchronoss' western office since joining Synchronoss in August 2000. Before joining Synchronoss, Mr. Garcia was a Senior Business Consultant with Vertek Corporation from January 1999 to August 2000. Mr. Garcia has also held senior management positions with Philips Lighting Company and Johnson & Johnson Company. Mr. Garcia received a degree in logistics and economics from St. John's University in New York.

KAREN L. ROSENBERGER

Karen L. Rosenberger has served as Chief Financial Officer and Treasurer since April 2014. Prior to that position, Ms. Rosenberger served in various positions at Synchronoss since joining Synchronoss in 2000, most recently as Senior Vice President, Controller and Chief Accounting Officer. Before joining Synchronoss, Ms. Rosenberger held various management positions with Medical Broadcasting Company and CoreTech Consulting Group. Ms. Rosenberger received a degree in accounting from Cedar Crest College and a Master of Business Administration from Saint Joseph's University. Ms. Rosenberger is a certified public accountant and a member of the American Institute of Certified Public Accountants and the New Jersey Society of Certified Public Accountants.

RONALD J. PRAGUE

Ronald J. Prague has served as Executive Vice President, General Counsel, Chief Legal Officer and Secretary since joining Synchronoss in 2006. Before joining Synchronoss, Mr. Prague held various senior positions with Intel Corporation from 1998 to 2006, including as Group Counsel for Intel's Communications Infrastructure Group. Prior to joining Intel, Mr. Prague practiced law with the law firms of Haythe & Curley (now Torys LLP) and Richards & O'Neil (now Morgan Lewis). Mr. Prague is a graduate of Northwestern University School of Law and earned a degree in business administration and marketing from Cornell University.

DAVID SCHUETTE

David Schuette joined Synchronoss in August 2015 and serves as Executive Vice President and President, Enterprise. Prior to joining Synchronoss, from 2009 to August 2015, Mr. Schuette held several roles at Slide3Advisors and Knowledgent Group, Inc., two consulting firms. Mr. Schuette received a degree in Communications from Miami University, Oxford, OH.

JOEL SILVERMAN

Joel Silverman has served as Executive Vice President of Americas since October 2014 and, prior to that position, Mr. Silverman held various senior sales and general manager positions since he joined Synchronoss in 2011. Prior to joining Synchronoss, from 2010 to 2011, Mr. Silverman was Chief Marketing Officer at Litl, LLC and from 2004 to 2010 he was Senior Vice President—Sales and Distribution of Virgin Mobil USA. Mr. Silverman received a Bachelor of Science degree in Operations Research/Industrial Engineering from Cornell University and an MBA from the Andersen School at UCLA.

PATRICK J. DORAN

Patrick J. Doran has served as Executive Vice President and Chief Technology Officer since 2007. Prior to that position, Mr. Doran served in various positions, including Chief Architect and Senior Software Engineer, since joining Synchronoss in 2002. Before joining Synchronoss, Mr. Doran was a Senior Development Engineer at Agility Communications from 2000 to 2002 and a Member of Technical staff at AT&T/Lucent from 1996 to 2000. Mr. Doran received a degree in Computer and Systems engineering from Rensselaer Polytechnic Institute and a Master Degree in Industrial Engineering from Purdue University.

DANIEL RIZER

Daniel Rizer has served as Executive Vice President of Business Development and Product Management since January 2014. Prior to that position, Mr. Rizer was Executive Vice President of Business Development since joining Synchronoss in 2008. Before joining Synchronoss, Mr. Rizer was the Chief Operating Officer for Motricity from 2005 to 2008. Mr. Rizer has also held senior positions with IBM and Accenture. Mr. Rizer received his Bachelor of Science in Operations Management from Auburn University, and graduated with a Master of Science in Management Information Systems from Boston University.

DAVID E. BERRY

David E. Berry has served as Executive Vice President and Chief Innovation Officer of Synchronoss since 2012. Mr. Berry previously was Executive Vice President and Chief Technology Officer of Synchronoss from 2000 to 2006. Between 2006 and re-joining the Company, Mr. Berry worked as: an independent consultant; a CTO of a healthcare startup; and a CIO of a digital signage company. Mr. Berry received a Master of Arts in Corporate and Public Communication from Seton Hall University and a Bachelor of Science in Mathematics and Computer Science from Fairfield University.

Purchaser

       The following table sets forth information about Purchaser's directors and executive officers as of December 19, 2016. The current business address of each person is c/o Synchronoss Technologies, Inc., 200 Crossing Boulevard, 8th Floor, Bridgewater, New Jersey 08807, and the business telephone number is (866) 620-3940.

Name	Citizenship	Position
Stephen G. Waldis	US	President and Director
Karen L. Rosenberger	US	Vice President, Treasurer and Director
Ronald J. Prague	US	Vice President and Secretary

Directors and Executive Officers of Purchaser

STEPHEN G. WALDIS

Stephen G. Waldis has served as Synchronoss' Chairman, Founder and CEO and a Director since founding Synchronoss in 2000. From 2000 until 2011, Mr. Waldis also served as President. From 1994 to 2000, Mr. Waldis served as Chief Operating Officer at Vertek Corporation, a privately held professional services company serving the telecommunications industry. From 1992 to 1994, Mr. Waldis served as Vice President of Sales and Marketing of Logical Design Solutions, a provider of telecom and interactive solutions. From 1989 to 1992, Mr. Waldis worked in various technical and product management roles at AT&T. Mr. Waldis received a Bachelor of Arts degree in corporate communications from Seton Hall University.

KAREN L. ROSENBERGER

Karen L. Rosenberger has served as Chief Financial Officer and Treasurer since April 2014. Prior to that position, Ms. Rosenberger served in various positions at Synchronoss since joining Synchronoss in 2000, most recently as Senior Vice President, Controller and Chief Accounting Officer. Before joining Synchronoss, Ms. Rosenberger held various management positions with Medical Broadcasting Company and CoreTech Consulting Group. Ms. Rosenberger received a degree in accounting from Cedar Crest College and a Master of Business Administration from Saint Joseph's University. Ms. Rosenberger is a certified public accountant and a member of the American Institute of Certified Public Accountants and the New Jersey Society of Certified Public Accountants.

RONALD J. PRAGUE

Ronald J. Prague has served as Executive Vice President, General Counsel, Chief Legal Officer and Secretary since joining Synchronoss in 2006. Before joining Synchronoss, Mr. Prague held various senior positions with Intel Corporation from 1998 to 2006, including as Group Counsel for Intel's Communications Infrastructure Group. Prior to joining Intel, Mr. Prague practiced law with the law firms of Haythe & Curley (now Torys LLP) and Richards & O'Neil (now Morgan Lewis). Mr. Prague is a graduate of Northwestern University School of Law and earned a degree in business administration and marketing from Cornell University.

The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

By Mail:	By Hand or Courier:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

       Questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Shareholders, Banks and Brokers
Call Toll-Free: (888) 566-3252